================================================================================

                                  SCHEDULE 14A
                                   (RULE 14a)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          THE SHERWIN-WILLIAMS COMPANY
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              STEPHEN J. PERISUTTI
                          THE SHERWIN-WILLIAMS COMPANY
                           101 PROSPECT AVENUE, N.W.
                             CLEVELAND, OHIO 44115
                                 (216) 566-2543
                   (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

================================================================================

                          THE SHERWIN-WILLIAMS COMPANY

                               ------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The Annual Meeting of Shareholders of THE SHERWIN-WILLIAMS COMPANY will be held in the Auditorium, Room 927, Midland Building, 101 Prospect Avenue, N.W., Cleveland, Ohio on Wednesday, April 23, 1997 at 10:00 A.M., local time, for the following purposes:

     1. To fix the number of Directors of the Company at eleven and to elect eleven Directors to hold office until the next Annual Meeting of Shareholders and until their successors are elected;

     2. To amend The Sherwin-Williams Company 1994 Stock Plan;

     3. To approve The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors; and

     4. To transact such other business as may properly come before the Annual Meeting of Shareholders.

     Holders of Common Stock of record at the close of business on March 3, 1997 are the only shareholders entitled to notice of and to vote at the Annual Meeting of Shareholders. Shareholders receiving the additional shares of Common Stock to be issued on or about March 28, 1997 to shareholders of record on March 3, 1997 pursuant to the previously announced two-for-one stock split will not be entitled to vote such additional shares at the Annual Meeting of Shareholders.

                                          L. E. STELLATO
                                                 Secretary

Midland Building
Cleveland, Ohio 44115-1075
March 12, 1997

     YOU CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING A FOLLOW-UP LETTER BY THE PROMPT COMPLETION AND RETURN OF THE ENCLOSED PROXY WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING OF SHAREHOLDERS. FOR YOUR CONVENIENCE, THERE IS ENCLOSED A SELF-ADDRESSED ENVELOPE REQUIRING NO POSTAGE IF MAILED IN THE UNITED STATES.

                          THE SHERWIN-WILLIAMS COMPANY

                                MIDLAND BUILDING

                           CLEVELAND, OHIO 44115-1075

                                PROXY STATEMENT

                                                                  March 12, 1997

                                  PRELIMINARY

     The enclosed proxy is requested by the Board of Directors in connection with the Annual Meeting of Shareholders to be held April 23, 1997 for the purpose of considering and acting upon the matters specified in the foregoing Notice of Annual Meeting of Shareholders. The mailing date of this Proxy Statement is on or about March 12, 1997.

     The Board of Directors is not aware of matters other than those specified in the foregoing Notice of Annual Meeting of Shareholders that will be brought before the Annual Meeting of Shareholders for action. However, if any such matters should be brought before the Annual Meeting of Shareholders, it is intended that the persons appointed as proxies may vote or act thereon according to their judgment.

     References contained in this Proxy Statement to the number or value of shares of the Company's Common Stock do not reflect the effect of the two-for-one stock split announced by the Company on January 29, 1997, except as otherwise specifically provided.

                                 ANNUAL REPORT

     The Company's Annual Report to Shareholders for the year ended December 31, 1996 is enclosed with this Proxy Statement. Information regarding the Company's Common Stock (including per share data) included in the Annual Report to Shareholders has been restated to reflect the effect of the two-for-one stock split announced by the Company on January 29, 1997. Additional financial and other reports may be submitted at the Annual Meeting of Shareholders, but it is not intended that any action will be taken with respect thereto.

                       ELECTION OF DIRECTORS (PROPOSAL 1)

     It is intended that proxies which contain no instructions to the contrary will be voted in favor of fixing the number of Directors at eleven and for the election of the nominees listed on the proxy. Fixing the number of Directors at eleven requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting of Shareholders and entitled to vote on such proposal, with the nominees receiving the most votes being elected.

     Should any nominee decline or be unable to accept such nomination or be unable to serve as a Director, an event which management does not now expect, the Board of Directors reserves the right to substitute such other person as a nominee, or to reduce the number of nominees to such extent, as the Board of Directors shall deem advisable.

     Each of the nominees, except for Mr. Moll who was appointed a Director by unanimous action of the Board of Directors on January 29, 1997, has been previously elected as a Director by the shareholders. The following, based upon information received in part from the respective persons and in part from the records of the Company, sets forth information regarding each nominee as of December 31, 1996:

JAMES M. BIGGAR has served as Chairman and Chief Executive Officer of Glencairn
     Corporation (real estate development) since July 1991 prior to which he served as Chairman of Nestle USA, Inc. (food products, restaurants, hotels) commencing January 1991. From January 1984 to January 1991, Mr. Biggar served as Chairman and Chief Executive Officer of Nestle Enterprises, Inc. Mr. Biggar is 68 years old and has served as a Director of the Company since July 1987. Mr. Biggar is also a Director of Donley's Corporation, ESSEF Corporation and Norse Dairy Systems, and is a Trustee of The Cleveland Clinic Foundation.

JOHN G. BREEN has served as Chairman and Chief Executive Officer of the Company since June 1986. Mr. Breen is 62 years old and has served as a Director of the Company since April 1979. Mr. Breen is also a Director of National City Corporation, Mead Corporation, Parker-Hannifin Corporation and The Goodyear Tire and Rubber Company. Mr. Breen is a Trustee of Catholic Charities Corporation, the Cleveland Opera, John Carroll University, the Musical Arts Association (The Cleveland Orchestra) and University Hospitals of Cleveland, and is a Member of The Case Western Reserve University Visiting Committee for the School of Medicine.

DUANE E. COLLINS has served as President and Chief Executive Officer of
     Parker-Hannifin Corporation (manufacturer of motion control products) since July 1993 prior to which he served as Vice Chairman of the Board of Directors of Parker-Hannifin commencing June 1992. From July 1988 to June 1992, Mr. Collins served as Executive Vice President and President, International, of Parker-Hannifin. Mr. Collins is 60 years old and has served as a Director of the Company since January 1996. Mr. Collins is also a Director of Parker-Hannifin, National City Bank and the Greater Cleveland Growth Association, and is a Trustee of the Cleveland YMCA and University Hospitals Health System (Cleveland).

THOMAS A. COMMES has served as President and Chief Operating Officer of the
     Company since June 1986. Mr. Commes is 54 years old and has served as a Director of the Company since April 1980. Mr. Commes is also a Director of KeyCorp and Centerior Energy Corporation, and is a Trustee of The Cleveland Clinic Foundation and Vocational Guidance Services (Cleveland).

DANIEL E. EVANS has served as Chairman, Chief Executive Officer and Secretary of
     Bob Evans Farms, Inc. (food products and restaurants) since 1971. Mr. Evans is 60 years old and has served as a Director of the Company since April 1990. Mr. Evans is also a Director of Evans Enterprises, Inc., Motorists Mutual Insurance Company, National City Bank and National City Corporation.

ROBERT W. MAHONEY has served as Chairman and Chief Executive Officer of Diebold,
     Incorporated (manufacturer of financial self-service transaction systems and security products) since April 1988. Mr. Mahoney also served as President of Diebold from July 1993 to November 1996. Mr. Mahoney is 60 years old and has served as a Director of the Company since January 1995. Mr. Mahoney is also a Director of The Timken Company, and is a Trustee of Mount Union College, Ohio Foundation of Independent Colleges, the Professional Football Hall of Fame and Canton (Ohio) Junior Achievement. Mr. Mahoney is a Member of the Stark (County, Ohio) Development Board and the Chamber of Commerce Leadership Canton (Ohio) Advisory Board.

WILLIAM G. MITCHELL, prior to his retirement in May 1987, served as Vice
     Chairman of Centel Corporation (independent telephone and electric properties) since May 1986. Mr. Mitchell is 66 years old and has served as a Director of the Company since April 1979. Mr. Mitchell is also a Director of Interlake Corporation, The Northern Trust Company, Northern Trust Corporation and Peoples Energy Corporation.

A. MALACHI MIXON, III has served as Chief Executive Officer of Invacare Corporation (manufacturer and distributor of home health care products) since January 1980 and has served as

     Chairman of Invacare since September 1983. Mr. Mixon also served as President of Invacare from January 1980 to November 1996. Mr. Mixon is 56 years old and has served as a Director of the Company since April 1993. Mr. Mixon is also a Director of The Lamson and Sessions Co. and NCS HealthCare, Inc., and is a Trustee of The Cleveland Clinic Foundation, Cleveland Institute of Music and Case Western Reserve University.

CURTIS E. MOLL has served as Chairman and Chief Executive Officer of MTD
     Products, Inc. (manufacturer of outdoor power equipment and of tools, dies and stampings for the automotive industry) since October 1980. Mr. Moll is 57 years old and has served as a Director of the Company since January 1997. Mr. Moll is also a Director of The Standard Products Company, Shiloh Industries, Inc. and United Screw and Bolt Corporation, and is a Trustee of Baldwin-Wallace College.

HELEN O. PETRAUSKAS has served as Vice President -- Environmental and Safety
     Engineering of Ford Motor Company (automobile manufacturing) since March 1983. Mrs. Petrauskas is 52 years old and has served as a Director of the Company since July 1993. Mrs. Petrauskas is also a Director of MCN Corporation, is a Trustee of the Henry Ford Health System, and is a Member of the Advisory Board -- Center for Risk Analysis, Harvard School of Public Health and a Member of the Board of Visitors of North Carolina A&T State University.

RICHARD K. SMUCKER has served as President of The J.M. Smucker Company (makers of food products) since January 1987. Mr. Smucker is 48 years old and has served as a Director of the Company since September 1991. Mr. Smucker is also a Director of The J.M. Smucker Company and Wm. Wrigley Jr. Company, and is a Trustee of the Musical Arts Association (The Cleveland Orchestra).

                                DIRECTORS' FEES

     Each Director who is not an employee of the Company receives a retainer of $25,000 per annum, earned and payable monthly. In addition, each such Director receives $1,750 for each meeting of the Board of Directors or Committee of the Board of Directors that he or she attends, or $2,000 for each meeting of a Committee of the Board of Directors that he or she chairs. No fees or other remuneration, as such, are paid to employees of the Company for services as a member of the Board of Directors or any Committee thereof. Directors who are not employees of the Company are permitted to defer all or a portion of their fees pursuant to The Sherwin-Williams Company Director Deferred Fee Plan. The plan provides for deferred fees to be invested in either a Deferred Cash Account (which bears interest at the current base lending rate) or a Shadow Stock Account (the value of which fluctuates according to the value of the Company's Common Stock).

     In addition, the Company is proposing to the shareholders for approval, as part of this Proxy Statement, The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors; see "Approval of The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors (Proposal 3)."

                       CORPORATE OFFICERS OF THE COMPANY

     The following table sets forth the names and ages of the current Corporate Officers, the positions and offices with the Company held by them as of February 28, 1997 and the date when each was first elected or appointed a Corporate Officer.

                                                                    DATE WHEN
                                                                  FIRST ELECTED
        NAME           AGE         PRESENT POSITION               OR APPOINTED
--------------------   ---    -----------------------------      ---------------
John G. Breen           62       Chairman and Chief Executive     January 1979
                                 Officer, Director
Thomas A. Commes        54       President and Chief Operating    March 1979
                                 Officer, Director
Larry J. Pitorak        50       Senior Vice President --         June 1978
                                 Finance, Treasurer and Chief
                                 Financial Officer
John L. Ault            51       Vice President -- Corporate      January 1987
                                 Controller
Cynthia D. Brogan       45       Vice President and Assistant     July 1996
                                 Treasurer
Jane L. Haag            42       Vice President -- Information    March 1996
                                 Services
Conway G. Ivy           55       Vice President -- Corporate      March 1979
                                 Planning and Development
Thomas Kroeger          48       Vice President -- Human          October 1987
                                 Resources
James J. Sgambellone    39       Vice President -- Taxes and      July 1991
                                 Assistant Secretary
Louis E. Stellato       46       Vice President, General Counsel  December 1989
                                 and Secretary
Kenneth B. Urbanski     36       Vice President -- Corporate      September 1996
                                 Audit & Loss Prevention
Richard M. Weaver       42       Vice President --                May 1996
                                 Administration

     Following is a brief account of each Corporate Officer's business experience with the Company during the last five year period:

     Mr. Breen has served as Chairman and Chief Executive Officer since June 1986 and has served as a Director since April 1979.

     Mr. Commes has served as President and Chief Operating Officer since June 1986 and has served as a Director since April 1980.

     Mr. Pitorak has served as Senior Vice President -- Finance, Treasurer and Chief Financial Officer since April 1992 prior to which he served as Senior Vice President -- Finance and Chief Financial Officer commencing July 1991.

     Mr. Ault has served as Vice President -- Corporate Controller since January 1987.

     Ms. Brogan has served as Vice President and Assistant Treasurer since July 1996 prior to which she served as Director, Treasury Services commencing January 1990.

     Ms. Haag has served as Vice President -- Information Services since September 1996 prior to which she served as Vice President -- Corporate Audit & Loss Prevention commencing March 1996. From October 1994 to March 1996, Ms. Haag served as Corporate Director -- Internal Audit & Loss Prevention prior to which she served as Corporate Director -- Internal Audit commencing August 1988.

     Mr. Ivy has served as Vice President -- Corporate Planning and Development since April 1992 prior to which he served as Vice President and Treasurer commencing January 1989.

     Mr. Kroeger has served as Vice President -- Human Resources since October 1987.

     Mr. Sgambellone has served as Vice President -- Taxes and Assistant Secretary since April 1996 prior to which he served as Assistant Secretary and Corporate Director of Taxes commencing July 1991.

     Mr. Stellato has served as Vice President, General Counsel and Secretary since July 1991.

     Mr. Urbanski has served as Vice President -- Corporate Audit & Loss Prevention since September 1996 prior to which he served as Director -- Controller of the Transportation Services Division commencing January 1996. From November 1992 to January 1996, Mr. Urbanski served as Corporate Director -- Store/Branch Internal Audit prior to which he served as Manager -- General Accounting of the Coatings Division commencing October 1991.

     Mr. Weaver has served as Vice President -- Administration since May 1996 prior to which he served as President & General Manager of the Landmark Office Towers Division (Corporate Administration) commencing November 1989.

     There are no family relationships between any of the persons named.

                       OPERATING MANAGERS OF THE COMPANY

     The following table sets forth the names and ages of the current Operating Managers, the positions and offices with the Company held by them as of February 28, 1997 and the date when each was first appointed an Operating Manager.

                                                                     DATE WHEN
                                                                       FIRST
          NAME            AGE         PRESENT POSITION               APPOINTED
----------------------  -------   ---------------------------     -------------
William P. Antonace      42       President & General Manager,    January 1996
                                  Transportation Services
                                  Division
Frank E. Butler          61       President & General Manager,    November 1981
                                  Coatings Division
Christopher M. Connor    40       President & General Manager,    June 1986
                                  Diversified Brands Division
T. Scott King            44       President & General Manager,    February 1992
                                  Consumer Brands Division
Blair P. LaCour          50       President & General Manager,    October 1989
                                  Mid Western Division, Paint
                                  Stores Group
John C. Macatee          45       President, Paint Stores Group   June 1986
Steven J. Oberfeld       44       President & General Manager,    September 1992
                                  South Western Division, Paint
                                  Stores Group
James E. Renshaw         49       President & General Manager,    June 1986
                                  Eastern Division, Paint Stores
                                  Group
Salvatore V. Sanzone     61       President & General Manager,    April 1994
                                  Southeastern Division, Paint
                                  Stores Group
Joseph M. Scaminace      43       President & General Manager,    May 1985
                                  Automotive Division

     Following is a brief account of each Operating Manager's business experience during the last five year period:

     Mr. Antonace has served as President & General Manager, Transportation Services Division since January 1996 prior to which he served as Vice President & Director -- Operations, Coatings Division commencing March 1993. From July 1992 to March 1993, Mr. Antonace served as Director -- Materials Management, Coatings Division prior to which he served as Vice President & Director -- Sales & Operations, Transportation Services Division commencing April 1991.

     Mr. Butler has served as President & General Manager, Coatings Division since February 1992 prior to which he served as President & General Manager, Consumer Division commencing May 1984.

     Mr. Connor has served as President & General Manager, Diversified Brands Division since April 1994 prior to which he served as Senior Vice
President -- Marketing, Paint Stores Group commencing September 1992. From June 1986 to September 1992, Mr. Connor served as President & General Manager, Western Division, Paint Stores Group.

     Mr. King has served as President & General Manager, Consumer Brands Division since February 1992 prior to which he served as Vice President, Director of Sales and Marketing, Consumer Division commencing June 1987.

     Mr. LaCour has served as President & General Manager, Mid Western Division, Paint Stores Group since September 1992 prior to which he served as President & General Manager, Mid Central Division, Paint Stores Group commencing October 1989.

     Mr. Macatee has served as President, Paint Stores Group since September 1992 prior to which he served as President & General Manager, South Central Division, Paint Stores Group commencing June 1986.

     Mr. Oberfeld has served as President & General Manager, South Western Division, Paint Stores Group since September 1992 prior to which he served as Vice President of Sales, South Central Division, Paint Stores Group commencing August 1990.

     Mr. Renshaw has served as President & General Manager, Eastern Division, Paint Stores Group since June 1986.

     Mr. Sanzone has served as President & General Manager, Southeastern Division, Paint Stores Group since April 1994 prior to which he served as Vice President of Sales, Eastern Division, Paint Stores Group commencing August 1990.

     Mr. Scaminace has served as President & General Manager, Automotive Division since April 1994 prior to which he served as President & General Manager, Diversified Brands Division commencing September 1985.

     There are no family relationships between any of the persons named.

                    COMPENSATION AND MANAGEMENT DEVELOPMENT
                   COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Management Compensation Program. The Company's Management Compensation Program ("Program") is administered by the Compensation and Management Development Committee ("Committee") of the Board of Directors. The Committee is composed of five outside Directors and reports to the Board of Directors on all compensation matters regarding certain members of the Company's management, including the Executive Officers. The Executive Officers are identified in the Company's 1996 Annual Report to Shareholders, a copy of which is enclosed with this Proxy Statement. The Program is designed to enable the Company to attract, motivate and retain key executives and to establish and maintain a performance and achievement-oriented environment. The Program provides for (a) competitive base salary levels which reflect, in part, individual performance, (b) additional annual incentive compensation based on the achievement of financial and other performance goals, and (c) long-term stock-based incentive opportunities. The Program consists of both cash and equity-based compensation.

     The annual base salary, annual incentive opportunities and long-term incentive opportunities are intended to be competitive with market base salary and incentive compensation opportunities. The Committee utilizes data from various commercially available executive compensation surveys in order to identify, on an annual basis, the base salary and incentive opportunities available at manufacturing companies with comparable sales. The Committee believes that these companies are likely competitors of the Company for executive talent. These companies may include some of the companies comprising the peer group identified in the performance graphs if such companies participated in one or more of the compensation surveys. For the various components of compensation, the Committee uses the median compensation paid to executive officers holding equivalent positions or having similar responsibilities in manufacturing companies with comparable sales. The amount of compensation paid to the Executive Officers is not based upon the cumulative total return on the Company's Common Stock as reflected in either of the performance graphs.

     Base Salary. Annual cash compensation consists, in part, of a base salary. With regard to base salary, a salary range for each Executive Officer is approved on the basis of such person's position and level of responsibility by using the compensation surveys, with the median market base salary approximating the midpoint of the range. Once a range is formulated, salary levels are based upon the Executive Officer's performance and, to a lesser extent, tenure in the particular position. With regard to performance, the Executive Officer's performance for the prior year is reviewed based on performance criteria (both quantitative and qualitative) which vary by Executive Officer and which usually relate to the particular business unit or function for which such person has responsibility. The base salary of each Executive Officer is reviewed and approved annually.

     Annual Incentive Compensation. Annual cash compensation also consists of the opportunity to earn additional compensation under The Sherwin-Williams Company Management Incentive Plan ("Incentive Plan"). All of the Executive Officers participate in the Incentive Plan. In approving the amount of annual incentive compensation to be paid to any of the Executive Officers under the Incentive Plan, great emphasis is placed on establishing incentive opportunities which are directly linked with Company performance and the maximization of shareholder value. The Committee establishes a threshold Company earnings goal, and 75% of this goal must be met before incentive compensation is paid to the Executive Officers, subject to the Committee's discretion to award special incentive compensation under exceptional circumstances. This earnings goal is established at a level which exceeds the Company's prior year's earnings and requires that the Company improve its earnings performance before incentive compensation is paid (except as provided in the foregoing sentence). During the fiscal year ended December 31, 1996, the Company's earnings exceeded that goal. In addition, compensation decisions for individual Executive Officers are based, in part, on financial performance goals for the Company, as described below, and other individual goals related to each Executive Officer's area of responsibility.

     Annual incentive compensation awarded to an Executive Officer is also determined by using the median incentive compensation (identified from the compensation surveys), which is generally equivalent to the amount an Executive Officer could receive under the Incentive Plan if 100% of all of the Company and individual goals are obtained. Under the Incentive Plan, annual bonus awards for the Executive Officers range from zero, if less than 75% of the stated goals are reached, to between 35% and 60% of the Executive Officer's base salary (depending upon the Executive Officer's position) if 100% of the stated goals are obtained. In the event the Company and an Executive Officer exceed 100% of the stated goals, incentive compensation can be awarded up to an aggregate maximum amount of 60% to 95% of the Executive Officer's base salary (depending upon position). Consequently, incentive compensation paid to an Executive Officer in any year may exceed the median incentive compensation determined by the compensation surveys. Decisions on annual incentive compensation awarded to an Executive Officer are based upon financial performance goals, such as after-tax net income and the return on stockholders' equity, for each Incentive Plan year, and the accomplishment by the Executive Officer of individual performance goals (both quantitative and qualitative), which vary by Executive Officer and which usually relate to the particular business unit or function for which such person has responsibility. The financial performance goals are generally weighted more heavily.

     Long-term Incentive Compensation. Long-term incentive compensation may be awarded to any one or all of the Executive Officers under The Sherwin-Williams Company 1994 Stock Plan ("1994 Stock Plan"). All of the Executive Officers participate in the 1994 Stock Plan. Under the 1994 Stock Plan, the Committee may grant stock options to the Executive Officers based on competitive market practices. Competitive market practices are determined by the various compensation surveys mentioned above, and the Committee grants stock options based upon the median market value of the underlying stock relating to stock options that comparable companies are granting to their executive officers. The specific number of stock options granted to an Executive Officer is based upon the Executive Officer's position and level of responsibility. The option exercise price is equal to the fair market value of the Company's Common Stock on the date options are granted. Stock options granted typically vest at the rate of one-third per year for three years (beginning one year from the date of grant) and expire ten years from the date of grant.

     Awards of restricted stock under the 1994 Stock Plan, which are subject to a "substantial risk of forfeiture", may be granted to the Executive Officers. The granting of restricted stock is determined in the same manner that the granting of stock options is determined. If granted, restricted stock is issued with certain performance and time restrictions. The number of shares of restricted stock which may actually vest at the end of the restriction period is dependent upon the Company's relative return on average shareholder equity versus a group of peer companies. With regard to outstanding shares of restricted stock granted prior to January 1997, the companies that comprise this group of peer companies are the same companies that comprise the peer group identified in the performance graphs (except for one company for which sufficient financial data is not available to calculate cumulative total return). For shares of restricted stock granted in January 1997, the restricted stock peer group also does not include three companies which have been acquired by other companies and one company which has filed for bankruptcy. Depending on the Company's performance at the end of the restriction period, from 0% to 100% of the restricted stock may vest. The restriction period is typically four years from the date of grant of the restricted stock.

     Chief Executive Officer's Compensation. The Committee determined Mr. Breen's compensation for the fiscal year ended December 31, 1996 based on a number of factors and criteria. Mr. Breen's base salary range was determined using the median base salary of chief executive officers for manufacturing companies having comparable sales as the Company. Mr. Breen's base salary within his range was established based upon a review by the Committee of Mr. Breen's 1995 performance (which was measured, in part, by the Company's 1995 performance) and his tenure with the Company. For 1996, the average salary increase given generally to salaried employees of the Company was 3.5%, and the range of potential increases was 0% to 8.0%. Mr. Breen received a base salary increase of 4.0% in December 1995, bringing his base salary to $825,006. Mr. Breen's increase was based primarily upon the Committee's evaluation of Mr. Breen's 1995 performance relating to the financial and other performance measures set forth in the next paragraph and his tenure with the Company.

     In addition, in 1996 Mr. Breen earned a bonus of $715,000 as annual incentive compensation under the Incentive Plan. The amount of this bonus was based primarily upon the Company's achievement of 1996 financial performance goals relating to after-tax net income, return on stockholders' equity, return on sales, cash flow, working capital as a percent of sales and post-acquisition operating results relating to the Company's acquisition of Pratt & Lambert United, Inc. Mr. Breen's achievement of certain other 1996 goals relating to management succession planning and acquisition strategies were also factors, but were weighted less heavily.

     In January 1996, Mr. Breen was awarded 37,000 stock options under the 1994 Stock Plan. No shares of restricted stock were awarded to Mr. Breen in 1996. In determining the number of stock options and shares of restricted stock awarded to Mr. Breen, the Committee also identified the median market value of the underlying shares relating to stock options and of shares of restricted stock which comparable companies granted to their chief executive officers. The amount of outstanding stock options and shares of restricted stock is not considered by the Committee in making awards of stock options and restricted stock.

     Policy on Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally provides that certain compensation in excess of $1 million per year paid to a company's chief executive officer and any of its four other highest paid executive officers is not deductible to a company unless the compensation qualifies for an exception. This deduction limit generally applies only to compensation that could otherwise be deducted by a company in a taxable year. For 1996, the Committee does not expect that Section 162(m) will limit the Company's deductibility of compensation paid to any of such executive officers.

     Section 162(m) provides an exception to the deductibility limit for performance-based compensation if certain procedural requirements, including shareholder approval of the material terms of the performance goal, are satisfied. The Committee believes that grants of options, stock appreciation rights and restricted stock under the 1994 Stock Plan qualify for full deductibility under Section 162(m). Compensation paid under the Incentive Plan does not qualify for the exemption for performance-based compensation. At this time, based upon the Company's current compensation structure, the Committee believes it is in the best interests of the Company and its shareholders for the Committee to retain flexibility in awarding incentive compensation under the Incentive Plan which does not qualify for the exemption for performance-based compensation. The Committee will continue to review and evaluate, as necessary, the impact of Section 162(m) on the Company's compensation programs.

                          COMPENSATION AND MANAGEMENT
                             DEVELOPMENT COMMITTEE

                            W.G. Mitchell, Chairman
                                  J.M. Biggar
                                  D.E. Collins
                                  R.W. Mahoney
                                A.M. Mixon, III

                               PERFORMANCE GRAPHS

     The following line graphs set forth a comparison of the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the companies listed on the Standard & Poor's 500 Stock Index and a peer group of companies selected on a line-of-business basis. The "Peer Group" is comprised of the following companies: Akzo Nobel nv, Armstrong World Industries, Inc., BASF Corporation, Ferro Corporation, H.B. Fuller Company, Genuine Parts Company, Grow Group, Inc.*, Guardsman Products, Inc.*, Hechinger Company, The Home Depot, Inc., Imperial Chemicals Industries PLC, Lilly Industries, Inc., Lowe's Companies, Inc., Masco Corporation, Morton International, Inc., Newell Co., PPG Industries, Inc., Pratt & Lambert United, Inc.*, RPM, Inc., Standard Brands Paint Company*, The Stanley Works, USG Corporation and The Valspar Corporation. An asterisk indicates that the company is included in the performance graphs through the last day it was publicly traded.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
             AMONG THE SHERWIN-WILLIAMS COMPANY, S&P 500 INDEX AND
                                 THE PEER GROUP

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)        SHERWIN-WILLIAMS      S&P 500           PEER GROUP
1991                                 $100                $100                $100
1992                                 $116                $108                $111
1993                                 $138                $118                $133
1994                                 $131                $120                $137
1995                                 $163                $165                $154
1996                                 $227                $203                $190

Assumes $100 invested on December 31, 1991 in the Common Stock of The Sherwin-Williams Company, S&P 500 Index and the Peer Group, including reinvestment of dividends, through the fiscal year ended December 31, 1996.

                 COMPARISON OF TEN YEAR CUMULATIVE TOTAL RETURN
             AMONG THE SHERWIN-WILLIAMS COMPANY, S&P 500 INDEX AND
                                 THE PEER GROUP

        MEASUREMENT PERIOD
      (FISCAL YEAR COVERED)          SHERWIN-WILLIAMS    S&P 500             PEER GROUP
1986                                 $100                $100                $100
1987                                 $ 90                $105                $107
1988                                 $ 96                $123                $119
1989                                 $133                $162                $134
1990                                 $148                $157                $123
1991                                 $215                $204                $184
1992                                 $250                $220                $204
1993                                 $297                $242                $245
1994                                 $282                $245                $252
1995                                 $350                $337                $283
1996                                 $488                $415                $350

Assumes $100 invested on December 31, 1986 in the Common Stock of The Sherwin-Williams Company, S&P 500 Index and the Peer Group, including reinvestment of dividends, through the fiscal year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG TERM
                                                                          COMPENSATION AWARDS
                                                                       -------------------------
                                                                       RESTRICTED     SECURITIES
                                        ANNUAL COMPENSATION              STOCK        UNDERLYING     ALL OTHER
          NAME AND               ---------------------------------      AWARD(S)       OPTIONS/       COMPEN-
     PRINCIPAL POSITION          YEAR     SALARY ($)     BONUS ($)       ($)(1,2)      SARS (#)      SATION($)(3)
-----------------------------    ----     ----------     ---------     ----------     ----------     ---------
J. G. Breen                      1996       825,006       715,000         -0-           37,000        262,573
  Chairman and Chief             1995       793,052       585,000        667,500        44,000        134,701
  Executive Officer              1994       758,888       625,000         -0-           32,000        152,574

T. A. Commes                     1996       536,000       480,000         -0-           19,000        179,505
  President and Chief            1995       514,900       390,000        367,125        23,000        131,732
  Operating Officer              1994       492,038       420,000         -0-           18,000        137,021

J. C. Macatee                    1996       281,175       267,000         -0-           10,000         89,424
  President, Paint Stores        1995       266,895       245,000        166,875        11,000         64,542
  Group                          1994       247,845       230,000         -0-            9,000         59,136

L. J. Pitorak                    1996       287,852       255,000         -0-           10,000         70,750
  Senior Vice President          1995       272,840       210,000        166,875        11,000         63,818
  -- Finance, Treasurer          1994       255,024       175,000         -0-            9,000         65,718
  and Chief Financial Officer

F. E. Butler                     1996       297,650       210,000         -0-            7,000        111,641
  President & General            1995       284,150       200,000        166,875         8,000         64,757
  Manager, Coatings              1994       251,340       210,000         -0-            6,000         64,347
  Division

---------------

1 The number of shares of restricted stock held on December 31, 1996 and the aggregate value of such holdings on such date for Messrs. Breen, Commes, Macatee, Pitorak and Butler are 40,000 shares with a value of $2,240,000, 22,000 shares with a value of $1,232,000, 10,000 shares with a value of $560,000, 10,000 shares with a value of $560,000 and 10,000 shares with a value of $560,000, respectively. The value of restricted stock is equal to the number of shares of restricted stock indicated multiplied by the closing price of the Company's Common Stock on December 31, 1996. The values indicated are not necessarily indicative of the actual values which may be realized by the named Executive Officers.

2 Dividends are paid on all restricted stock at the same rate as paid on the Company's Common Stock.

3 The amounts disclosed in this column for 1996 include: (a) Company contributions in the amount of $7,500 for each of Messrs. Commes, Macatee and Pitorak under the Company's Pension Investment Plan, a defined contribution plan (Messrs. Breen and Butler do not participate in such plan); (b) Company contributions in the amounts of $39,245, $17,345 and $14,892 for Messrs. Commes, Macatee and Pitorak, respectively, under the Company's Pension Investment Plan Equalization Program, a defined contribution plan (Messrs. Breen and Butler do not participate in such plan); (c) Company contributions in the amount of $6,900 for each of Messrs. Breen, Commes, Macatee, Pitorak and Butler under the Company's Employee Stock Purchase and Savings Plan, a defined contribution plan; (d) Company contributions in the amounts of $106,972, $68,048, $34,125, $15,490 and $33,002 for Messrs. Breen, Commes,
  Macatee, Pitorak and Butler, respectively, under the Company's Deferred Compensation Savings Plan, a defined contribution plan; (e) the dollar value of compensatory split-dollar life insurance benefits in the amounts of $99,672, $54,569, $21,437, $23,547 and $68,666 for Messrs. Breen, Commes,
  Macatee, Pitorak and Butler, respectively, under the Company's Executive Life Insurance Plan; (f) the dollar value of additional compensatory split-dollar life insurance benefits in the amount of $45,328 for Mr. Breen (such policy was purchased by the Company in 1996 and replaces Mr. Breen's benefits accruing under the Company's Retirement Equalization Program after January 1, 1996; see "Pension Plan"); and (g) payments by the Company in the amounts of $3,701, $3,243, $2,117, $2,421 and $3,073 for Messrs. Breen,

  Commes, Macatee, Pitorak and Butler, respectively, related to premiums under the Company's Executive Disability Income Plan.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                 INDIVIDUAL GRANTS
                              --------------------------------------------------------
                                             PERCENT OF
                              NUMBER OF        TOTAL
                              SECURITIES      OPTIONS/                                        POTENTIAL REALIZABLE VALUE
                              UNDERLYING        SARS                                           AT ASSUMED ANNUAL RATES
                               OPTIONS/      GRANTED TO                                      OF STOCK PRICE APPRECIATION
                                 SARS        EMPLOYEES      EXERCISE OR                            FOR OPTION TERM(4)
                               GRANTED       IN FISCAL      BASE PRICE      EXPIRATION     --------------------------------
               NAME             (#)(1,2)        YEAR          ($/SH)(3)          DATE            5% ($)           10% ($)
                              ----------     ----------     -----------     ----------     --------------    --------------
J. G. Breen                     37,000         4.4889         41.4375         1/24/06             964,213         2,443,506
T. A. Commes                    19,000         2.3051         41.4375         1/24/06             495,137         1,254,773
J. C. Macatee                   10,000         1.2132         41.4375         1/24/06             260,598           660,407
L. J. Pitorak                   10,000         1.2132         41.4375         1/24/06             260,598           660,407
F. E. Butler                     7,000          .8493         41.4375         1/24/06             182,419           462,285
Value realizable for all
 shareholders(5)                   N/A            N/A             N/A             N/A       2,228,231,973     5,646,777,306
Value realizable for the named
 Executive Officers as a % of
 value realizable for all
 shareholders                      N/A            N/A             N/A             N/A              0.097%            0.097%

---------------

1 Generally, one-third of the options granted are exercisable on each of the first, second and third anniversary dates of the grant.

2 All options granted become immediately exercisable, in full, upon (a) a filing pursuant to any federal or state law in connection with any tender offer for shares of the Company's Common Stock (other than a tender offer by the Company), or (b) the signing of any agreement for the merger of the Company into, or the Company's consolidation with, another corporation or for the sale of substantially all of the assets of the Company to another corporation; which tender offer, merger, consolidation or sale, if consummated, would, in the opinion of the Board of Directors of the Company, likely result in a change in control of the Company. In the event any such tender offer, merger, consolidation or sale is abandoned or, in the opinion of the Board of Directors, is not likely to be consummated, the Board of Directors may nullify the effect of the immediately preceding sentence and reinstate the provisions providing for accrual in installments, without prejudice to any exercise of options that may have occurred prior to such nullification.

3 The exercise price is equal to the fair market value of the Company's Common
  Stock on the date of grant.

4 The amounts disclosed in these columns, which reflect appreciation of the Company's Common Stock price at the 5% and 10% rates dictated by the Securities and Exchange Commission, are not intended to be a forecast of the Company's Common Stock price and are not necessarily indicative of the actual values which may be realized by the named Executive Officers or the shareholders. These assumed rates of 5% and 10% would result in the Company's Common Stock price increasing from $41.4375 per share to approximately $67.50 per share and $107.48 per share, respectively.

5 The amounts disclosed reflect appreciation of the Company's Common Stock price at the 5% and 10% rates dictated by the Securities and Exchange Commission for all shareholders of the Company based on the total number of shares of Common Stock outstanding on January 24, 1996 (the date on which options set forth in this table were granted) and assuming a per share price of $41.4375 (the exercise price of such options).

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED IN-THE-
                     SHARES                            UNDERLYING UNEXERCISED         MONEY OPTIONS/SARS AT FY-END
                   ACQUIRED ON        VALUE          OPTIONS/SARS AT FY-END (#)                   ($)(2)
                    EXERCISE         REALIZED       -----------------------------     -----------------------------
      NAME             (#)             ($)(1)       EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
-----------------  -----------     ------------     -----------     -------------     -----------     -------------
J. G. Breen           67,999         1,545,978         -0-              77,001           -0-            1,503,836

T. A. Commes          88,667         1,741,957         -0-              40,334           -0-              790,828

J. C. Macatee          4,800           153,600         51,966           20,334         1,602,234          395,016

L. J. Pitorak         28,666           394,013         -0-              20,334           -0-              395,016

F. E. Butler          -0-              -0-             21,233           14,334           578,451          278,953

---------------

1 The value realized on the exercise of options is based on the difference between the exercise price and the fair market value of the Company's Common Stock on the date of exercise.

2 The value of unexercised in-the-money options is based on the difference between the exercise price and the fair market value of the Company's Common Stock on December 31, 1996.

                                  PENSION PLAN

     The Sherwin-Williams Company Salaried Employees' Retirement Plan ("Pension Plan") provides pension benefits for certain salaried employees hired on or before December 31, 1983. The Pension Plan requires five years of service for a participant to become fully vested with respect to a participant who has at least one hour of service on or after January 1, 1989 and ten years of service for all other participants. A participant may also become fully vested in the event the participant's employment is terminated (in specified situations) after a Change in Control (as defined in the Pension Plan) of the Company. Normal monthly pensions equal one-twelfth of one percent of the Average Annual Earnings (as defined in the Pension Plan) times the number of years of credited service up to a maximum of forty years, less an offset of $42.50 (or such lesser amount as may be required under the Internal Revenue Code). As of December 31, 1996, the maximum annual benefit under the provisions of the Pension Plan is $120,000 due to limitations imposed by ERISA and the Internal Revenue Code. Messrs. Breen and Butler are the only Executive Officers named in the Summary Compensation Table who participate in the Pension Plan and both are fully vested.

     The Company has established a Retirement Equalization Program to provide eligible employees with the benefits they would have received under the Pension Plan but for the maximum limitations imposed by ERISA and the Internal Revenue Code. The Retirement Equalization Program authorizes the Company, at its discretion, to enter into appropriate agreements with employees who are, or may become, eligible to participate. The benefits under the Retirement Equalization Program will be paid from an irrevocable grantor trust funded from the Company's general funds or by the Company from the Company's general funds in the event of a deficiency in the trust. Messrs. Breen and Butler also participate in the Retirement Equalization Program.

     The following table sets forth the estimated aggregate annual normal benefits payable under the Pension Plan and the Retirement Equalization Program commencing at age 65 in the form of a single life annuity.

                               PENSION PLAN TABLE

                                     YEARS OF SERVICE
                 --------------------------------------------------------
REMUNERATION        15          20          25          30          35
------------     --------    --------    --------    --------    --------
 $  300,000        44,490      59,490      74,490      89,490     104,490
    400,000        59,490      79,490      99,490     119,490     139,490
    500,000        74,490      99,490     124,490     149,490     174,490
    600,000        89,490     119,490     149,490     179,490     209,490
    700,000       104,490     139,490     174,490     209,490     244,490
    800,000       119,490     159,490     199,490     239,490     279,490
    900,000       134,490     179,490     224,490     269,490     314,490
  1,000,000       149,490     199,490     249,490     299,490     349,490
  1,100,000       164,490     219,490     274,490     329,490     384,490
  1,200,000       179,490     239,490     299,490     359,490     419,490
  1,300,000       194,490     259,490     324,490     389,490     454,490
  1,400,000       209,490     279,490     349,490     419,490     489,490
  1,500,000       224,490     299,490     374,490     449,490     524,490
  1,600,000       239,490     319,490     399,490     479,490     559,490
  1,700,000       254,490     339,490     424,490     509,490     594,490

     Pensions are based upon average annual earnings (salary and bonus) for the highest five consecutive years out of the last ten years of employment with the Company. For Messrs. Breen and Butler, this average amount equaled $1,375,050 and $434,318, respectively, as of December 31, 1996. Messrs. Breen and Butler were credited with eighteen and thirty years of service, respectively, under the Pension Plan as of December 31, 1996. Pensions may be adjusted for a surviving spouse's pension or other options under the Pension Plan. Pensions are not subject to any other deduction for social security or any other offset amounts.

     In addition, pursuant to a provision of Mr. Breen's employment contract, the Company will pay to Mr. Breen, upon retirement, supplemental pension benefits so that his total pension benefits will not be less than the amount of benefits he would have received under the Gould Inc. Salaried Retirement Plan if Mr. Breen had continued to be employed by Gould Inc. (Mr. Breen's previous employer) until his retirement and had received compensation in the amount and form paid to him by the Company. The following table sets forth the estimated aggregate annual supplemental benefits payable to Mr. Breen, under this provision of his employment contract, commencing at age 65 in the form of a single life annuity. The total amount of benefits payable to Mr. Breen will be equal to the amount determined in accordance with the Pension Plan Table set forth above, plus the amount determined in accordance with the table set forth below, minus $25,961 (which is the value of the benefits waived by Mr. Breen as described below).

                               YEARS OF SERVICE
                 --------------------------------------------
REMUNERATION        15          20          25          30
------------     --------    --------    --------    --------
 $1,000,000       278,987     228,987     178,987     128,987
  1,100,000       308,987     253,987     198,987     143,987
  1,200,000       338,987     278,987     218,987     158,987
  1,300,000       368,987     303,987     238,987     173,987
  1,400,000       398,987     328,987     258,987     188,987
  1,500,000       428,987     353,987     278,987     203,987
  1,600,000       458,987     378,987     298,987     218,987
  1,700,000       488,987     403,987     318,987     233,987

     These supplemental pension benefits are based upon the average annual salary and bonus paid to Mr. Breen for the highest five years out of the last fifteen years of employment with the Company. For Mr. Breen, this average amount equaled $1,375,050 as of December 31, 1996. Mr. Breen was credited with eighteen years of service as of December 31, 1996 for purposes of determining these supplemental pension benefits. These benefits reflect the applicable deduction for social security.

     In connection with the Company's purchase of an additional split-dollar life insurance policy for Mr. Breen in 1996 (as mentioned in Footnote 3 of the Summary Compensation Table), Mr. Breen agreed to waive all future benefits accruing under the Retirement Equalization Program after January 1, 1996. As of December 31, 1996, the value of such benefits (valued in the form of a single life annuity) was $25,961.

              EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND
                         CHANGE-IN-CONTROL ARRANGEMENTS

     Employment Contracts. Messrs. Breen and Commes have employment contracts with the Company. In addition to their basic compensation, incentive compensation, and participation in the employee benefit plans and the 1994 Stock Plan, each is entitled to receive, in the event the Company terminates his employment for any reason, except in the event termination is the result of a change of control of the Company, an amount equal to one and one-half times his annual salary and any bonus paid or payable to him for the preceding year. In the event the termination of employment is the result of a change of control of the Company, Mr. Breen is entitled to receive, at the time of his termination of employment, a cash amount equal to two times his annual assured compensation, and Mr. Commes is entitled to receive a cash amount equal to his annual assured compensation. Annual assured compensation is defined as the sum of (i) twenty-six times the executive's highest regular bi-weekly salary in effect within the three year period preceding termination, plus (ii) the greater of the highest bonus paid or payable within the three year period preceding termination or the bonus such executive would have received for the year of termination had the executive reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation). Assuming a termination date of February 28, 1997 as a result of a change of control, the cash amounts payable under such contracts would have been approximately $3,212,040 and $1,020,800 for Messrs. Breen and Commes, respectively. Amounts received under the employment contracts due to a termination of employment resulting from a change of control of the Company will be offset against the amounts payable under the severance pay agreements described below.

     Severance Pay Agreements. To ensure continuity and the continued dedication of key executives during any period of uncertainty caused by the possible threat of a takeover, the Company has entered into severance pay agreements with certain key executives, including each of the Executive Officers named in the Summary Compensation Table. In the event there is a Change of Control (as that term is defined in the agreements) of the Company and the employment of the executive terminates under certain conditions described in the agreements at any time during the two year period following a Change of Control of the Company, the executive will receive an agreed upon amount of severance pay. In the event the executive has an employment contract with the Company providing for the payment of severance pay at the time of termination of employment, the amounts payable under such employment contract will be offset against amounts payable under the severance pay agreement.

     For Messrs. Breen and Commes, the severance pay agreements provide that upon termination, whether voluntary or involuntary, unless the termination is because of death, Disability or by the Company for Cause (as such terms are defined in the agreements), they will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum cash amount equal to four times the sum of (i) twenty-six times their highest regular bi-weekly salary in effect within the three year period preceding termination, plus (ii) the greater of the highest bonus received within the three year period preceding termination or the bonus such executive would have received for the year of termination had the executive reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation); (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of four years following termination; and (c) special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had their employment with the Company continued during the four year period following termination. The executive will also receive an additional payment equal to the amount of any excise tax imposed on the executive by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto. Assuming a termination date of February 28, 1997, the lump sum cash amounts payable under the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $9,465,512 and $4,083,200 for Messrs. Breen and Commes, respectively.

     For Messrs. Macatee, Pitorak and Butler, the severance pay agreements provide that upon termination for any reason other than death, Disability, by the Company for Cause or by the executive for other than Good Reason (as such terms are defined in the agreements), the executive will receive, in addition to accrued salary, bonus and vacation pay: (a) a lump sum cash amount equal to three times the sum of (i) twenty-six times the executive's highest regular bi-weekly salary in effect within the three year period preceding termination, plus (ii) the greater of the highest bonus received by the executive within the three year period preceding termination or the bonus such executive would have received for the year of termination had the executive reached 100% of any stated goals (as explained in the Compensation and Management Development Committee Report on Executive Compensation); (b) continued participation in the Company's employee welfare benefit plans and other benefit arrangements for a period of three years following termination; and (c) special retirement benefits so that the total retirement benefits received will be equal to the retirement benefits which would have been received had such executive's employment with the Company continued during the three year period following termination. The executive will also receive an additional payment equal to the amount of any excise tax imposed on the executive by Section 4999 of the Internal Revenue Code and any taxes, interest or penalties incurred with respect thereto. Assuming a termination date of February 28, 1997, the lump sum amounts payable under the foregoing provision of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $1,798,800, $1,649,052 and $2,366,245 for Messrs. Macatee, Pitorak and Butler, respectively.

     In addition, each of Messrs. Macatee, Pitorak and Butler has the right to terminate his employment with the Company for any reason during the thirty day period immediately following the first anniversary date of a Change of Control of the Company, in which event such executive shall receive, in lieu of the amount set forth in clause (a) above and in addition to the benefits described in clauses (b) and (c) above, a lump sum cash amount equal to two times the sum of clauses (a)(i) and (a)(ii) above. Assuming a termination date of February 28, 1997, the lump sum amounts payable under the foregoing provision of the severance pay agreements (including any amount relating to the excise tax described above) would have been approximately $1,199,200, $1,099,368 and $1,085,200 for Messrs. Macatee, Pitorak and Butler, respectively.

     The salary and other benefits provided by the severance pay agreements will be payable either from an escrow fund established by the Company with a national banking institution or from the Company's general funds. The Company has agreed to indemnify such executives for any legal expense incurred in the enforcement of their rights under the severance pay agreements.

     Estate Protection Plan Trust. In connection with the Company's purchase of the additional split-dollar life insurance policy for Mr. Breen in 1996, the Company established a "rabbi trust" for the benefit of Mr. Breen. Upon a "Change in Control" or a "Potential Change in Control" of the Company (as such terms are defined in the trust), the Company is required to fund the trust in an amount equal to the Company's entire interest in the cash value of the life insurance policy, plus an amount sufficient to pay future premiums for the policy.

             APPROVAL OF AMENDMENTS TO THE SHERWIN-WILLIAMS COMPANY
                          1994 STOCK PLAN (PROPOSAL 2)

     The Board of Directors has unanimously adopted and recommends to the shareholders for approval amendments to the 1994 Stock Plan (a) to increase the number of shares of Common Stock authorized to be issued under the 1994 Stock Plan by 14,000,000 shares (such number determined to reflect the effect of the two-for-one stock split) and (b) to provide that stock options and stock appreciation rights may not be repriced as described below. The Board of Directors believes it to be in the best interest of the Company to approve the amendments to the 1994 Stock Plan. Approval of the amendments to the 1994 Stock Plan will also constitute approval of the 1994 Stock Plan, as amended.

     The 1994 Stock Plan provides for the granting to key employees of stock options ("Options"), stock appreciation rights ("SARs") and restricted stock ("Restricted Stock") relating to Common Stock of the Company. The 1994 Stock Plan is designed to attract and retain key executive, managerial, technical and professional personnel for the Company and its subsidiaries and to provide such personnel with incentives and rewards for superior performance. The number of Options, SARs and shares of Restricted Stock to be granted to the executive officers, and the other eligible employees generally, is determined in the manner described in the Compensation and Management Development Committee Report on Executive Compensation. On February 28, 1997, the closing price of the Company's Common Stock was $56.125 per share ($28.0625 per share reflecting the effect of the two-for-one stock split). A description of the proposed amendments to the 1994 Stock Plan and a description of the material provisions of the 1994 Stock Plan are set forth below.

DESCRIPTION OF AMENDMENTS

     The 1994 Stock Plan was approved by the shareholders at the 1993 Annual Meeting of Shareholders, and, at that time, 6,132,860 shares (which reflects the effect of the two-for-one stock split) were authorized. At January 31, 1997, 1,542,922 shares (which also reflects the effect of the two-for-one stock split) remained available. Due to the limited number of shares remaining under the 1994 Stock Plan, the Company is proposing to amend the 1994 Stock Plan to authorize 14,000,000 additional shares for future use.

     The 1994 Stock Plan currently contains provisions which permit the Board of Directors to authorize the repricing of Options and SARs by cancelling or amending Option or SAR grants and authorizing new replacement grants. The Board of Directors has never authorized such a repricing of Options or SARs under the 1994 Stock Plan and does not intend to do so. Accordingly, the Company is proposing to amend the 1994 Stock Plan (a) to specifically provide that the option price per share may not be increased or decreased following the date of grant of any Option or SAR, except pursuant to the antidilution provisions of the 1994 Stock Plan and (b) to delete the provision of the 1994 Stock Plan which provides that in the event of any such cancellation or amendment, the Board of Directors may authorize new replacement grants.

DESCRIPTION OF THE 1994 STOCK PLAN

     Eligibility. Any person who is at the time an officer (including an officer who is a member of the Board of Directors) or other key employee of the Company or any of its subsidiaries may be selected by the Board of Directors to participate in the 1994 Stock Plan. Participation is totally discretionary with the Board of Directors. At February 28, 1997, the approximate number of persons generally eligible to participate in the 1994 Stock Plan, including all of the Executive Officers of the Company, was 840.

     Number of Shares Available. Provided that the amendments to the 1994 Stock Plan are approved by the shareholders at the 1997 Annual Meeting of Shareholders, the number of shares which will be available under the 1994 Stock Plan will not exceed, in the aggregate, 14,000,000 shares, plus the number of shares then remaining available. At January 31, 1997, 1,542,922 shares remained available under the 1994 Stock Plan. Such shares may be newly issued or treasury shares or a combination of the foregoing.

     Options. The Board of Directors may authorize the granting of Options to eligible employees. Options may be either non-qualified stock options or incentive stock options intended to qualify for special tax treatment in accordance with Section 422 of the Code. The number of Options and any period of employment required before the Options may be exercised will be determined by the Board of Directors at the time of the grant. No Option may be exercised more than ten years from the date of grant. The Option exercise price will be equal to the Fair Market Value (as such term is defined in the 1994 Stock Plan) of Common Stock on the date of grant. Options are not transferable except by will or the laws of descent and distribution. The maximum number of shares for which Options may be granted to any eligible employee during any calendar year is 1,000,000 (reflecting the effect of the two-for-one stock split).

     SARs. The Board of Directors may grant SARs to eligible employees with respect to any Options which may be granted pursuant to any stock option plan or any employment agreement with the Company. SARs may be exercised at any time when the related Options may be exercised by surrendering the Option, unexercised, to the Company. The amount which may be due a participant at the time of exercise of the SAR may be paid in shares of Common Stock, in cash or a combination thereof. At the time of the exercise of the SAR, the participant will be entitled, subject to certain exceptions, to the excess of the Fair Market Value of the shares of Common Stock covered by the related Options, as determined on the date such SAR is exercised, over the aggregate Option price provided for in the related Option. The transferability of SARs is subject to the same restrictions as Options. The maximum number of shares for which SARs may be granted to any eligible employee during any calendar year is 1,000,000 (reflecting the effect of the two-for-one stock split).

     Restricted Stock. The Board of Directors may authorize the granting or sale of Restricted Stock to eligible employees. The grant of Restricted Stock constitutes an immediate transfer of the ownership of shares of Common Stock to the participant and entitles such participant to dividends, voting rights and other rights of ownership of Common Stock as the Board of Directors may determine subject, however, to a substantial risk of forfeiture and transfer restrictions. The number of shares of Restricted Stock, the consideration to be paid by the participant to the Company, if any, for the Restricted Stock, and the conditions which comprise the substantial risk of forfeiture and transfer restrictions will be determined by the Board of Directors at the date of the grant. Notwithstanding the foregoing, each grant or sale is subject to the following vesting requirement. The percentage of the number of shares of Restricted Stock granted to any participant that such participant shall be entitled to receive without restriction will be based upon a comparison of the average return on average equity of the Company and a group of other companies. The maximum number of shares of Restricted Stock that may be granted to any eligible employee during any calendar year is 1,000,000 (reflecting the effect of the two-for-one stock split).

     Administration. The 1994 Stock Plan is administered by the Board of Directors, which may from time-to-time delegate all or any part of its authority to the Compensation and Management Development Committee of the Board of Directors or another committee composed of at least three nonemployee directors.

     Termination. The 1994 Stock Plan will terminate on February 16, 2003, provided, however that Options, Appreciation Rights and Restricted Stock granted on or before that date will continue to be effective in accordance with the terms of the grant.

     Amendment. The 1994 Stock Plan may be amended from time to time by the Board of Directors; however, without further approval of the shareholders, no such amendment shall (a) increase the maximum number of shares that may be issued under the 1994 Stock Plan, subject to certain adjustments as provided below, (b) change the definition of eligible employees, or (c) cause Rule 16b-3 of the Securities Exchange Act of 1934 to cease to be applicable to the 1994 Stock Plan.

     The Board of Directors may cancel or amend any agreement evidencing Options, SARs and Restricted Stock granted provided that the terms and conditions of each such agreement, as amended, are not inconsistent with the 1994 Stock Plan and provided further that the option price per share may not be increased or decreased following the date of grant of the related Option or SAR except for certain adjustments as provided below.

     Adjustments. The Board of Directors may adjust the exercise price, sale price and the number or kind of shares of Common Stock or other securities covered by Options, SARs or Restricted Stock grants as it determines is equitably required to prevent dilution or enlargement of the rights with respect thereto resulting from any stock split, stock dividend, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, separation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing. The Board of Directors may also adjust the number or kind of shares of Common Stock or other securities which may be sold or transferred under the 1994 Stock Plan and in the maximum number of shares that may be purchased or received by any person as the Board of Directors determines is appropriate to reflect any of the foregoing events.

     Grants during 1996. During 1996, 83,000 Options were granted under the 1994 Stock Plan to the Executive Officers named in the Summary Compensation Table; see "Summary Compensation Table" and "Option/SAR Grants in Last Fiscal Year." During 1996, 120,000 Options were granted under the 1994 Stock Plan to all of the Executive Officers as a group, and 704,250 Options were granted to the non-Executive Officer employees as a group, in each case with an exercise price equal to the Fair Market Value of Common Stock on the date of grant. In addition, no shares of Restricted Stock were granted to any of the Executive Officers, and 1,500 shares of Restricted Stock were granted to the non-Executive Officer employees as a group. No SARs have been granted under the 1994 Stock Plan.

FEDERAL INCOME TAX CONSEQUENCES

     Incentive Stock Options. Under present federal income tax regulations, generally there will be no federal income tax consequences to either the Company or to a participant when an "Incentive Stock Option" (ISO) is granted or timely exercised. However, such consequences will arise when the stock received under the Option is sold or otherwise disposed. If the participant retains the shares acquired through an ISO for the requisite holding periods prescribed by the Code, any gain or loss realized upon a subsequent disposition will constitute long-term capital gain or loss to the participant. The gain or loss is measured by the difference between the Option price and the proceeds of the sale. The requisite holding periods are two years after the ISO is granted and one year after the shares subject to the ISO are transferred to the participant. In general, if a participant disposes of the shares prior to the expiration of the requisite holding periods, ordinary income will be realized equal to the excess of the fair market value at the time of exercise, over the Option price. In certain circumstances, the amount of ordinary income realized on a sale or exchange prior to the expiration of the requisite holding periods is limited to the excess of the lesser of (a) the fair market value at the time of exercise or (b) the amount realized upon such sale or exchange, over the Option price. Any gain in excess of such amount realized on a subsequent sale or disposition would be taxed as a capital gain. In general, if a disposition occurs prior to the expiration of the holding period, the Company will be entitled to a deduction equal to the ordinary income realized by the participant.

     Although a participant will not realize ordinary income upon the exercise of an ISO, the excess of the fair market value of the shares acquired at the time of exercise over the Option price is included as an adjustment in computing "alternative minimum taxable income" under Section 56 of the Code, and thus, may result in the imposition of the "alternative minimum tax" for the participant pursuant to Section 55 of the Code.

     Non-qualified Options. Under present federal income tax regulations, generally the granting of a "non-qualified" Option will not result in federal income tax consequences to either the Company or the participant. However, upon exercise of such Option, the participant will realize ordinary income measured by the excess of the then fair market value of the shares acquired upon exercise of the non-qualified Option over the Option price. The Company will be entitled to a deduction for a corresponding amount if and to the extent that the amount is an ordinary and necessary expense, is not limited by Section 162(m) of the Code, and satisfies the test of reasonable compensation. If the participant retains the shares for the requisite holding period prescribed by the Code, the gain or loss upon a subsequent sale or exchange will constitute a long-term capital gain or loss. For purposes of determining gain or loss realized upon a subsequent sale or exchange of such shares, the participant's tax basis will be the sum of the Option price paid and the amount of ordinary income, if any, recognized by the participant on the date of exercise.

     Restricted Stock. During the period that shares of Restricted Stock are subject to a "substantial risk of forfeiture," no taxable income will be recognized by a participant with respect thereto except with respect to dividends paid thereon. However, the participant has the right to elect under
Section 83 of the Code, within a thirty day period from the date of transfer, to include in his taxable income for that year an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions) at the time of transfer to him, over the amount, if any, paid for such shares. In general, if the participant does not make this election timely, he will realize ordinary taxable income for the year in which the restrictions terminate or otherwise cease to impose a substantial risk of forfeiture in an amount equal to the excess of the fair market value of the shares held by him on the day the restrictions expire or are removed over the amount, if any, paid for such shares, and the Company ordinarily will be entitled to a corresponding deduction.

     SARs. Under present federal income tax regulations, there will be no federal income tax consequences to either the Company or the participant upon the grant of SARs. Upon exercise of an SAR by a participant, the amount of any cash received and the fair market value of any shares of Common Stock received will be taxable to the participant as ordinary income, and the Company ordinarily will be entitled to a corresponding deduction. The tax basis of any Common Stock received will be its fair market value on the exercise date.

     Withholding Taxes. The Company will have the right to deduct from any transfer of shares or other payment an amount equal to the income and employment taxes required to be withheld by it with respect to such transfer and payment and to require the participant or other person receiving such transfer or payment to pay to the Company any additional amount of such taxes. Notwithstanding the foregoing, when the participant is required to pay to the Company such withholding taxes, the participant may satisfy the obligation by electing to have withheld, from the shares required to be delivered, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under

Section 83(b) of the Code has been made) or by delivering to the Company other shares of Common Stock. The shares used for tax withholding settlement will be valued at the Fair Market Value of Common Stock on the day the tax is first determinable ("Tax Date"). An election by a participant to have shares withheld or to deliver other shares of Common Stock for this purpose will be subject to the following restrictions: (a) it must be made prior to the Tax Date, (b) it will be irrevocable (subject to certain exceptions) and (c) it will be subject to the disapproval of the Board of Directors.

      VOTE REQUIRED FOR APPROVAL OF THE AMENDMENTS TO THE 1994 STOCK PLAN

     The approval of the amendments to the 1994 Stock Plan requires the affirmative vote of a majority of the votes cast.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENTS TO THE 1994 STOCK PLAN.

            APPROVAL OF THE SHERWIN-WILLIAMS COMPANY 1997 STOCK PLAN
                     FOR NONEMPLOYEE DIRECTORS (PROPOSAL 3)

     The Board of Directors has unanimously adopted and recommends to the shareholders for approval The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors ("1997 Stock Plan"). The 1997 Stock Plan provides for the granting of stock options ("Options") and restricted stock ("Restricted Stock") relating to Common Stock of the Company to members of the Board of Directors who are not employees of the Company. The 1997 Stock Plan is designed to attract and retain highly qualified persons to serve as nonemployee members of the Board of Directors and to align the interests of such persons more closely with the interests of the shareholders. The Board of Directors believes it to be in the best interest of the Company to approve the 1997 Stock Plan in achieving this purpose. On February 28, 1997, the closing price of the Company's Common Stock was $56.125 per share ($28.0625 per share reflecting the effect of the two-for-one stock split).

     The full text of the 1997 Stock Plan is attached to this Proxy Statement as Exhibit A. The following is a summary of the material provisions of the 1997 Stock Plan and is qualified in its entirety by reference to Exhibit A.

     Eligibility. Any member of the Board of Directors who is not an employee of the Company is eligible to participate in the 1997 Stock Plan ("Eligible Director"). The number of persons currently eligible to participate in the 1997 Stock Plan is nine.

     Number of Shares Available. The number of shares of Common Stock which will be available under the 1997 Stock Plan will not exceed, in the aggregate, 400,000 shares, subject to adjustment (such number determined to reflect the effect of the two-for-one stock split). Such shares may be newly issued or treasury shares or a combination of the foregoing.

     Options. The Board of Directors may authorize the granting of Options to Eligible Directors. The number of Options and any period of service on the Board of Directors required before the Options may be exercised will be determined by the Board of Directors at the time of the grant. No Option may be exercised more than ten years from the date of grant. The Option exercise price will be equal to the Fair Market Value (as such term is defined in the 1997 Stock Plan) of Common Stock on the date of the grant. Except as otherwise provided in any agreement evidencing Options, Options are not transferable except by will or the laws of descent and distribution. For 1997, it is anticipated that each Eligible Director will receive a grant of 2,000 Options (determined on a post-split basis) immediately following the 1997 Annual Meeting of Shareholders if the 1997 Stock Plan is approved at the 1997 Annual Meeting of Shareholders.

     Restricted Stock. The Board of Directors may authorize the granting or sale of Restricted Stock to Eligible Directors. The grant of Restricted Stock constitutes an immediate transfer of the ownership of shares of Common Stock to the participant, and entitles such participant to dividends, voting rights and other rights of ownership of Common Stock as the Board of Directors may determine subject, however, to any substantial risk of forfeiture and any transfer restrictions. The number of shares of Restricted Stock, the consideration to be paid by the participant to the Company, if any, for the Restricted Stock, and the conditions which comprise any substantial risk of forfeiture and any transfer restrictions will be determined by the Board of Directors at the date of the grant. It is anticipated that Restricted Stock will not be granted to any of the Eligible Directors in 1997.

     Administration. The 1997 Stock Plan will be administered by the Board of Directors, which may from time-to-time delegate all or any part of its authority to a committee consisting of three or more members who may be directors or employees of the Company, one of whom may be the Chief Executive Officer and the others of whom shall be appointed by the Chief Executive Officer.

     Effective Date and Termination. The 1997 Stock Plan will become effective immediately following its approval at the Company's 1997 Annual Meeting of Shareholders. The 1997 Stock Plan shall be deemed to have been adopted on the date of such Annual Meeting. The 1997 Stock Plan will terminate on April 22, 2007 unless earlier terminated by the Board of Directors. Any Options and Restricted Stock granted on or before that date will continue to be effective in accordance with the terms of the grant.

     Amendment. The 1997 Stock Plan may be amended from time to time by the Board of Directors in any respect, provided, however, that without further approval by the shareholders of the Company, no amendment may increase the maximum number of shares authorized to be issued under the 1997 Stock Plan (subject to certain adjustments as provided below).

     The Board of Directors may cancel or amend any agreement evidencing Options and Restricted Stock granted provided that the terms and conditions of each such agreement, as amended, are not inconsistent with the 1997 Stock Plan and provided further that the option price per share may not be increased or decreased following the date of grant of the related Option except for certain adjustments as provided below.

     Adjustments. The Board of Directors may adjust the exercise price, sale price and the number or kind of shares of Common Stock or other securities covered by Options or Restricted Stock grants as it determines is equitably required to prevent dilution or enlargement of the rights with respect thereto resulting from any stock split, stock dividend, combination of shares, recapitalization or other change in the capital structure of the Company, any merger, consolidation, separation, reorganization or partial or complete liquidation, or any other corporate transaction or event having an effect similar to any of the foregoing. The Board of Directors may also adjust the number or kind of shares of Common Stock or other securities which may be sold or transferred under the 1997 Stock Plan and in the maximum number of shares that may be purchased or received by any person as the Board of Directors determines is appropriate to reflect any of the foregoing events.

FEDERAL INCOME TAX CONSEQUENCES

     Options. Under present federal income tax regulations, generally the granting of a "non-qualified" Option will not result in federal income tax consequences to either the Company or the participant. However, upon exercise of an Option, the participant will realize ordinary income measured by the excess of the then fair market value of the shares acquired upon exercise of the Option over the Option price. The Company will be entitled to a deduction for a corresponding amount if and to the extent that the amount is an ordinary and necessary expense. If the participant retains the shares for the requisite holding period prescribed by the Code, the gain or loss upon a subsequent sale or exchange will constitute a long-term capital gain or loss. For purposes of determining gain or loss realized upon a subsequent sale or exchange of such shares, the participant's tax basis will be the sum of the Option price paid and the amount of ordinary income, if any, recognized by the participant on the date of exercise.

     Restricted Stock. To the extent that shares of Restricted Stock are subject to a "substantial risk of forfeiture," no taxable income will be recognized by a participant with respect thereto except with respect to dividends paid thereon. However, the participant has the right to elect under Section 83 of the Code, within a thirty day period from the date of transfer, to include in his taxable income for that year an amount equal to the excess of the fair market value of such shares (determined without regard to the restrictions) at the time of transfer to him, over the amount, if any, paid for such shares. In general, if the participant does not make this election timely, he will realize ordinary taxable income for the year in which the restrictions terminate or otherwise cease to impose a substantial risk of forfeiture to any holder, in an amount equal to the excess of the fair market value of the shares held by him on the day the restrictions expire or are removed over the amount, if any, paid for such shares, and the Company ordinarily will be entitled to a corresponding deduction. To the extent that shares of Restricted Stock are not subject to a "substantial risk of forfeiture," taxable income will be recognized by a participant in an amount equal to the excess of the fair market value of the shares held by him over the amount, if any, paid for such shares, and the Company ordinarily will be entitled to a corresponding deduction.

                               NEW PLAN BENEFITS

     The following table sets forth information regarding Options that the Company anticipates will be granted to Eligible Directors under the 1997 Stock Plan in 1997 if the 1997 Stock Plan is approved by the shareholders. The Company does not anticipate that it will grant Restricted Stock to any of the Eligible Directors during 1997.

                                                                            NUMBER OF SHARES
                    NAME AND POSITION                    DOLLAR VALUE      UNDERLYING OPTIONS
    --------------------------------------------------   ------------      ------------------
    All Executive Officers as a Group                         -0-                   -0-
    All Nonemployee Directors as a Group (9 persons)            *                18,000
    All Non-Executive Officer Employees as a Group            -0-                   -0-

*The dollar value of Options, on a per Option basis, will be equal to the difference between the fair market value of Common Stock on the date of grant of the Option and the fair market value of Common Stock on the date of exercise of the Option.

               VOTE REQUIRED FOR APPROVAL OF THE 1997 STOCK PLAN

     The approval of the 1997 Stock Plan requires the affirmative vote of a majority of the votes cast.

     THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE 1997 STOCK PLAN.

                            INDEPENDENT ACCOUNTANTS

     The Board of Directors has appointed Ernst & Young LLP to examine the consolidated financial statements and other records of the Company for the fiscal year ending December 31, 1997. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they wish and to respond to appropriate shareholders' questions.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held seven meetings during the fiscal year ended December 31, 1996.

     The Board of Directors has established, among other committees, an Audit Committee, a Board Composition Committee and a Compensation and Management Development Committee. The functions and members of these Committees are as follows:

     Audit. The Audit Committee has the responsibility of reviewing the adequacy of the Company's financial controls and the quality and integrity of its financial reports. In addition, the Audit Committee recommends to the Board of Directors independent public accountants to audit the books, records and accounts of the Company for the ensuing fiscal year. The Committee reviews all reports and recommendations of the independent public accountants with respect to matters within their area of responsibility and reports to the Board of Directors on the scope and depth of the audit. The Committee also makes inquiries into the Company's internal audit functions and procedures.

     The Audit Committee met twice during 1996 and is currently composed of four outside Directors: D. E. Evans, W. G. Mitchell, H. O. Petrauskas and R. K. Smucker.

     Board Composition. The Board Composition Committee develops plans for the composition and size of the Board of Directors. Matters considered by this Committee include the ratio of inside to outside Directors, as well as the skills and disciplines desired as represented by individual Directors. The Committee also is charged with the responsibility to conduct searches for individual members, interview prospective candidates and make selections and recommendations to the Board of Directors. The Committee has not undertaken to consider nominees recommended by shareholders but has and will continue to employ professional search firms to assist it in identifying potential members of the Board of Directors with the desired skills and disciplines.

     The Board Composition Committee did not meet in 1996 and is currently composed of three outside Directors: J. M. Biggar, D. E. Collins and W. G. Mitchell.

     Compensation and Management Development. The Compensation and Management Development Committee establishes general policies on an annual basis for changes in compensation for all key employees of the Company. In addition, the Committee sets the compensation for certain elected officers and key employees.

     The Committee administers the Company's Management Incentive Plan, Executive Life Insurance Plan, Executive Disability Income Plan, Deferred Compensation Savings Plan, Key Management Deferred Compensation Plan, Retirement Equalization Program, Pension Investment Plan Equalization Program and 1994 Stock Plan and recommends to the Board of Directors for approval other types of incentive compensation and similar plans.

     The Compensation and Management Development Committee met twice during 1996 and is currently composed of five outside Directors: J. M. Biggar, D. E. Collins, R. W. Mahoney, W. G. Mitchell and A. M. Mixon, III.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following outside Directors served on the Compensation and Management Development Committee of the Board of Directors of the Company during 1996: J.
M. Biggar, D. E. Collins, R. W. Mahoney, W. G. Mitchell, A. M. Mixon, III and L. Carter (who retired from the Board of Directors during 1996). Mr. Breen, Chairman and Chief Executive Officer of the Company, serves on the Compensation and Management Development Committee of the Board of Directors of Parker-Hannifin Corporation, of which Mr. Collins is President and Chief Executive Officer.

                               STOCK OUTSTANDING

     At the close of business on the record date, March 3, 1997, there were outstanding 86,131,271 shares of Common Stock.

                                VOTING OF SHARES

     Each share is entitled to one vote upon all matters presented at the Annual Meeting of Shareholders. The proposal to fix the number of Directors at eleven requires the affirmative vote of the holders of a majority of the shares represented at the Annual Meeting of Shareholders and entitled to vote on such proposal, with the nominees receiving the greatest number of votes being elected. The proposal to approve the amendments to the 1994 Stock Plan and the proposal to approve the 1997 Stock Plan require the affirmative vote of a majority of the votes cast. All other proposals and other business as may properly come before the Annual Meeting of Shareholders require the affirmative vote of a majority of the votes cast, except as otherwise provided by statute or the Company's Amended Articles of Incorporation or Regulations. Shares represented by properly executed proxies will be voted at the meeting in accordance with the instructions thereon, and, unless authority to do so is withheld, the shareholder votes against a proposal or the shareholder abstains from voting, the shares represented by proxies will be voted in favor of the proposals referred to in the Notice of Annual Meeting of Shareholders. Such shares will be voted in the Proxies' discretion upon such other business as may properly come before the Annual Meeting of Shareholders.

     Proxies marked as withholding authority or abstaining will be treated as present for purposes of determining a quorum for the Annual Meeting of Shareholders. Proxies marked as withholding authority will also be treated as represented and entitled to vote on any applicable proposal, but proxies marked as abstaining will not be counted as a vote cast for any proposal as to which abstention is indicated. Proxies returned by brokers as "non-votes" will not be treated as present for purposes of determining a quorum for the Annual Meeting of Shareholders (unless such shares are voted on at least one proposal) and will not be counted as a vote cast for any proposal as to which a non-vote is indicated.

     Shareholders receiving the additional shares of Common Stock to be issued on or about March 28, 1997 pursuant to the Company's previously announced two-for-one stock split will not be entitled to vote such additional shares at the Annual Meeting of Shareholders.

                             REVOCABILITY OF PROXY

     A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised. Revocation may be accomplished by the execution of a later proxy with regard to the same shares or by giving notice to the Company in writing or in open meeting.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as to each Director and nominee, each Executive Officer named in the Summary Compensation Table and all Directors and Executive Officers as a group, information, as of December 31, 1996, regarding the amount and nature of shares of Common Stock beneficially owned and the amount of shadow stock units owned.

                               AMOUNT AND NATURE           PERCENT OF          AMOUNT OF
                                OF COMMON STOCK           COMMON STOCK        SHADOW STOCK
NAME OF BENEFICIAL OWNER     BENEFICIALLY OWNED(1,2)   BENEFICIALLY OWNED     UNITS OWNED(3)
-------------------------    ----------------------    -------------------    ------------
J. M. Biggar                      7,100  direct                 *                -0-
                                    800  indirect
J. G. Breen                     235,858  direct                 *                 60,514
                                188,198  indirect
F. E. Butler                     39,509  direct                 *                 10,407
                                 30,216  indirect
D. E. Collins                     1,000  direct                 *                    643
T. A. Commes                    114,275  direct                 *                 24,080
                                 91,728  indirect
D. E. Evans                         200  direct                 *                -0-
J. C. Macatee                    76,766  direct                 *                  6,281
                                 19,321  indirect
R. W. Mahoney                     2,000  direct                 *                -0-
W. G. Mitchell                    3,882  direct                 *                -0-
A. M. Mixon, III                  5,000  direct                 *                  3,330
C. E. Moll(4)                     1,000  direct                 *                -0-
H. O. Petrauskas                  1,038  direct                 *                -0-
L. J. Pitorak                    23,955  direct                 *                  6,648
                                  7,811  indirect
R. K. Smucker                     1,028  direct                 *                -0-
All Directors and               804,814  direct              1.5181%             141,931
  Executive Officers as a       499,510  indirect
  Group

---------------

 *Represents beneficial ownership of less than 1% of the total number of shares of Common Stock outstanding.

1 The amounts listed include the following number of shares of Common Stock for which the Executive Officers named in the Summary Compensation Table and all Executive Officers as a group have the right to acquire beneficial ownership, within sixty days from December 31, 1996, through the exercise of stock options: Mr. Breen, 37,667; Mr. Commes, 20,000; Mr. Macatee, 61,966; Mr. Pitorak, 10,000; Mr. Butler, 28,233; and all Executive Officers as a group, 367,488.

2 Unless otherwise indicated, voting and investment power relating to the shares of Common Stock indicated above is exercised solely by the beneficial owner or shared by such owner and such owner's spouse or children.

3 Shadow stock units are owned by outside Directors pursuant to the Company's
  Director Deferred Fee Plan, whereby outside Directors may defer payment of all or a portion of their directors' fees into a shadow stock account. Shadow stock units are owned by Executive Officers pursuant to the Company's Deferred Compensation Savings Plan and Key Management Deferred Compensation Savings Plan, whereby eligible employees may defer payment of a portion of such employee's compensation, as determined pursuant to the terms of the applicable plan, into a shadow stock account. The value of shadow stock units fluctuates according to the market value of Common Stock. Directors and Executive Officers have no voting rights associated with shadow stock units, and such ownership does not result in any beneficial ownership of Common Stock.

4 Shares are owned by the MTD Products, Inc. pension fund, of which Mr. Moll is a trustee. Such information is as of January 29, 1997, the date on which Mr. Moll became a member of the Board of Directors.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as to each beneficial owner of more than five percent of the Company's Common Stock, information regarding shares of Common Stock owned by each as of December 31, 1996.

                                       AMOUNT AND NATURE OF     PERCENT OF
     NAME OF BENEFICIAL OWNER          BENEFICIAL OWNERSHIP       CLASS
-----------------------------------    --------------------     ----------
The Sherwin-Williams Company
  Employee Stock Purchase
  and Savings Plan                          13,133,961(1)          15.29
101 Prospect Avenue, N.W.
Cleveland, Ohio 44115

FMR Corp.                                    9,376,690(2)          10.92
82 Devonshire Street
Boston, MA 02109

---------------

1 Shares owned pursuant to The Sherwin-Williams Company Employee Stock Purchase and Savings Plan are voted by the trustee in accordance with written instructions of plan participants. If no instructions are received by the trustee, the trustee votes such shares in the same proportion as it votes those shares for which it receives proper instructions.

2 Of the shares listed, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp., beneficially owns 8,508,082 (9.99%) shares as a result of acting as an investment adviser to various investment companies. One of these companies, Fidelity Magellan Fund, owns 5,691,560 (6.63%) shares. Of the total shares listed, FMR Corp. has sole voting power over 518,508 shares and sole dispositive power over all shares, but has no shared voting or shared dispositive power. Edward C. Johnson, III (the Chairman of FMR Corp.) and Fidelity also each have sole dispositive power over the shares owned by Fidelity, but neither has sole voting power over such shares; such power resides with the Boards of Trustees of the Fidelity funds. Mr. Johnson, III, Abigail P. Johnson, certain members of the Johnson Family, and trusts for their benefit may be deemed to be a controlling group with respect to FMR Corp. This information is based upon FMR Corp.'s Schedule 13G, dated February 14, 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors and Executive Officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such equity securities with the Securities and Exchange Commission and the New York Stock Exchange. To the Company's knowledge, based solely on the information furnished to the Company and written representations by such persons, all of the Company's Executive Officers and Directors complied with their respective filing requirements under Section 16(a) for 1996.

                              RELATED TRANSACTIONS

     During 1996, the Company and its subsidiaries purchased products and services from, and sold products and services to, corporations of which certain of the Company's nonemployee Directors and/or nominees for Director are officers. These transactions were in the ordinary course of the Company's business and were at competitive terms and prices. The Company does not consider these transactions to be material to the Company's business or to such other companies' businesses.

                    EXPENSE AND METHOD OF PROXY SOLICITATION

     The enclosed proxy is solicited by the Board of Directors and the entire cost of solicitation will be paid by the Company. In addition to the solicitation of proxies by use of the mails, officers and regular employees of the Company may solicit the return of proxies, and Kissel-Blake, Inc., New York, N.Y., has been retained to aid in the solicitation of proxies, for which services it will receive a fee estimated at $15,000. Proxies will be solicited by personal interview, mail, telephone and telegraph.

           REPORT OF BALLOTING AT 1996 ANNUAL MEETING OF SHAREHOLDERS

     There were outstanding and entitled to vote at the April 24, 1996 Annual Meeting of Shareholders of the Company 85,761,231 shares of Common Stock. There were present in person or by proxy and voting or withholding the authority to vote in the election of Directors, holders of a total of 78,505,824 shares, representing 91.54% of the voting power of the Company.

     The Resolution to establish the number of Directors at ten and to elect ten Directors was passed with each of the ten nominees receiving a favorable vote of at least 98.7231% but not greater than 98.7948% of the shares present in person or by proxy.

                   DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

     Shareholder proposals must be received at the Company's headquarters, 101 Prospect Avenue, N.W., Cleveland, Ohio 44115-1075, Attention: Corporate Secretary, on or before November 12, 1997 in order to be included in the proxy material relating to the 1998 Annual Meeting of Shareholders of the Company. In order to remove any question as to the date on which a proposal was received by the Board of Directors, it is suggested that proposals be submitted by Certified Mail-Return Receipt Requested.

                           ANNUAL REPORT ON FORM 10-K

     THE COMPANY WILL PROVIDE TO EACH SHAREHOLDER WHO IS SOLICITED TO VOTE AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS, UPON THE WRITTEN REQUEST OF SUCH PERSON AND WITHOUT CHARGE, A COPY OF THE COMPANY'S 1996 ANNUAL REPORT ON FORM 10-K. PLEASE DIRECT REQUESTS TO THE COMPANY'S HEADQUARTERS, 101 PROSPECT AVENUE, N.W., CLEVELAND, OHIO 44115-1075, ATTENTION: INVESTOR RELATIONS.

                                   EXHIBIT A

                          THE SHERWIN-WILLIAMS COMPANY
                   1997 STOCK PLAN FOR NONEMPLOYEE DIRECTORS

     The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors is effective as of April 23, 1997. The purpose of the Plan is to attract and retain highly qualified persons to serve as nonemployee members of the Board of Directors of the Company and to align the interests of such persons more closely with the interests of the Company's shareholders.

                                   ARTICLE I
                                  DEFINITIONS

     As used herein, the following terms shall have the following respective meanings unless the context clearly indicates otherwise:

     1.01 Board of Directors.  The Board of Directors of the Company.

     1.02 Code. The Internal Revenue Code of 1986, as the same has been or may be amended from time-to-time.

     1.03 Committee. The Committee shall consist of three or more members who may be, but are not required to be, directors or employees of the Company, one of whom may be the Chief Executive Officer of the Company and the others of whom shall be appointed by the Chief Executive Officer of the Company and shall serve from the effective date of their appointment until such time as the Chief Executive Officer shall appoint a successor to any or all of such members of the Committee.

     1.04 Common Stock. Common Stock of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Article VII.

     1.05 Company. The Sherwin-Williams Company, or its corporate successor or successors.

     1.06 Date of Grant. The date on which a grant of Option Rights or a grant or sale of Restricted Stock shall become effective (which date shall not be earlier than the date the Board of Directors takes action with respect thereto).

     1.07 Eligible Directors. Members of the Board of Directors who are not employees of the Company or any Subsidiary.

     1.08 Fair Market Value. The average between the highest and the lowest quoted selling price of the Company's Common Stock on the New York Stock Exchange or any successor exchange.

     1.09 Option Right. The right to purchase a share of Common Stock upon exercise of an option granted pursuant to Article III.

     1.10 Participant. An Eligible Director named in an agreement evidencing an outstanding Option Right, sale or grant of Restricted Stock or stock option granted under any stock option plan heretofore or hereafter approved by the shareholders of the Company.

     1.11 Plan. The Sherwin-Williams Company 1997 Stock Plan for Nonemployee Directors, as the same may be amended from time-to-time.

     1.12 Restricted Stock.  Shares of Common Stock granted or sold pursuant to
Article IV as to which neither a substantial risk of forfeiture, if any, nor any prohibition or restriction on transfer referenced to therein has lapsed, terminated or been cancelled.

     1.13 Subsidiary. Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option Right or the grant or sale of Restricted Stock, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

                                   ARTICLE II
                             COMMON STOCK AVAILABLE

     2.01 Number of Shares. The shares of Common Stock which may be (a) sold upon the exercise of Option Rights or (b) awarded or sold as Restricted Stock and released from any substantial risks of forfeiture or restrictions on transfers relating thereto shall not exceed in the aggregate 400,000 shares, subject to adjustment as provided in Articles VI and VII. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

     2.02 Reuse of Shares. If an Option Right or portion thereof shall expire or terminate for any reason without having been exercised in full, or if the rights of a Participant in Restricted Stock shall terminate prior to the lapse of any substantial risk of forfeiture or restrictions on transfer relating thereto, the shares covered by such Option Right or Restricted Stock grant not transferred to the Participant shall be available for future grants of Option Rights and/or Restricted Stock.

                                  ARTICLE III
                                 OPTION RIGHTS

     3.01 Authorization and Terms. The Board of Directors may, from time-to-time and upon such terms and conditions as it may determine, consistent with the terms of the Plan, authorize the granting of options to Eligible Directors to purchase shares of Common Stock. Each such grant may utilize any or all of the authorizations and shall be subject to all of the applicable limitations set forth in the Plan, including the following:

          (A) Each grant shall specify the number of shares of Common Stock to which it pertains;

          (B) Each grant shall specify an option price per share equal to the Fair Market Value per share on the Date of Grant, and that such option price shall be payable in full at the time of exercise of the option either
     (i) in cash, (ii) by exchanging for the shares to be issued hereunder pursuant to the exercise of the option previously acquired shares of the Company's Common Stock held for such period of time, if any, as the Board of Directors may require and reflect in the stock option certificate (valued at an amount equal to the Fair Market Value of such stock on the date of exercise), or (iii) by a combination of the payment methods specified in clauses (i) and (ii) hereof. The proceeds of sale of Common Stock subject to Option Rights are to be added to the general funds of the Company, in the case of cash, or to the shares of the Common Stock held in treasury, in the case of shares, and used for the Company's corporate purposes as the Board of Directors shall determine;

          (C) Successive grants may be made to the same Eligible Directors whether or not any Option Rights previously granted to such Eligible Director remain unexercised;

          (D) Each grant shall specify the period or periods of continuous service by the Participant on the Board of Directors which is necessary before the Option Rights or installments thereof will become exercisable;

          (E) No Option Right shall be exercisable more than ten years from the Date of Grant; and

          (F) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to and accepted by the Eligible Director and containing such terms and provisions, consistent with the Plan, as the Board of Directors may approve.

                                   ARTICLE IV
                                RESTRICTED STOCK

     4.01 Authorization and Terms. The Board of Directors may, from time-to-time and upon such terms and conditions as it may determine, authorize the granting or sale to Eligible Directors of Restricted Stock. Each grant or sale may utilize any or all of the authorizations and shall be subject to all of the following limitations:

          (A) Each such grant or sale shall constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services and shall entitle such Participant to voting, dividend and other ownership rights, as the Board of Directors may determine, subject, however, to any substantial risk of forfeiture and any restrictions on transfer as the Board of Directors may determine;

          (B) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value per share at the Date of Grant;

          (C) Each such grant or sale may provide that the shares of Restricted Stock covered by such grant or sale are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code and the regulations thereunder;

          (D) Each such grant or sale may provide that during the period for which any substantial risk of forfeiture is to continue, the transferability of the Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed by the Board of Directors at the Date of Grant; and

          (E) Each grant or sale of Restricted Stock shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to and accepted by the Eligible Director and shall contain such terms and provisions, consistent with the Plan, as the Board of Directors may approve.

                                   ARTICLE V
                           ADMINISTRATION OF THE PLAN

     5.01 Generally. The Plan shall be administered by the Board of Directors, which may from time-to-time delegate all or any part of its authority to a Committee. A majority of the Board of Directors or the Committee, if applicable, shall constitute a quorum, and the action of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Board of Directors or the Committee, as applicable. The Board of Directors or the Committee may make such rules and establish such procedures for the administration of the Plan as it deems appropriate to carry out the purpose of the Plan.

     5.02 Interpretation and Construction. The interpretation and construction by the Board of Directors or the Committee of any provision of the Plan or of any agreement, notification or document evidencing the grant of Option Rights and any determination by the Board of Directors or the Committee pursuant to any provision of the Plan or of any such agreement, notification or document, made in good faith, shall be final and conclusive. No member of the Board of Directors or the Committee shall be liable for any such action or determination made in good faith.

                                   ARTICLE VI
                           AMENDMENT AND TERMINATION

     6.01 Amendment of the Plan. The Plan may be amended from time-to-time by the Board of Directors in any respect, provided, however, that without further approval by the shareholders of the Company, no amendment may increase the maximum number of shares specified in Article II (except that adjustments authorized by Section 7.02 shall not be limited by this provision).

     6.02 Amendment of the Agreements. The Board of Directors may cancel or amend any agreement evidencing Option Rights or Restricted Stock granted under the Plan provided that the terms and conditions of each such agreement as amended are not inconsistent with the Plan and provided further that, except as provided in Section 7.02, the option price per share may not be increased or decreased following the Date of Grant of the related Option Right.

     6.03 Automatic Termination. The Plan will terminate at midnight on April 22, 2007 unless earlier terminated by the Board of Directors; provided, however, that Option Rights granted on or before that date may extend beyond that date and restrictions imposed on Restricted Stock transferred on or before that date may extend beyond such date.

                                  ARTICLE VII
                                 MISCELLANEOUS

     7.01 Transferability. Except as otherwise provided in any agreement evidencing Option Rights, no Option Right shall be transferable by a Participant other than by will or the laws of descent and distribution, and Option Rights shall be exercisable during the Participant's lifetime only by the Participant. No right or interest of any Participant granted under the Plan shall be subject to alienation, anticipation, encumbrance, garnishment or attachment, any lien, obligation or liability of such Participant, or execution or levy of any kind, voluntary or involuntary, except as provided herein or required by law.

     7.02 Adjustments. The Board of Directors may make or provide for such adjustments in the exercise price, sale price and the number or kind of shares of the Company's Common Stock or other securities covered by outstanding Option Rights or Restricted Stock grants as the Board of Directors in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, separation, reorganization or partial or complete liquidation, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. The Board of Directors may also make or provide for such adjustments in the number or kind or shares of the Company's Common Stock or other securities which may be sold or transferred under the Plan (including the maximum number of shares specified in Article II) and in the maximum number of shares that may be purchased or received by any person, as the Board of Directors in its sole discretion, exercised in good faith, may determine is appropriate to reflect any event of the type described in clauses (i), (ii) and/or (iii) of the preceding sentence.

     7.03 Fractional Shares. The Company shall not be required to sell or transfer any fractional share of Common Stock pursuant to the Plan. The Board of Directors may provide for the elimination of fractions or for the settlement of fractions in cash.

     7.04 No Shareholder Rights. A Participant shall have no rights as a shareholder with respect to any shares of Common Stock issued upon the exercise of an Option Right until such time as the Option Right is exercised and such shares of Common Stock are issued.

     7.05 No Right to Continue as a Director. Neither the existence of the Plan nor any action taken under the Plan shall be construed as giving any Participant any right to continue to serve as a member of the Board of Directors.

     7.06 Invalidity of Provisions. Should any part of the Plan for any reason be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall continue in full force and effect as if the Plan had been adopted with the invalid portion hereof eliminated, it being the intention of the Company that it would have adopted the remaining portion of the Plan without including any such part, parts or portion which may for any reason be hereafter declared invalid.

     7.07 Effective Date. The Plan will become effective immediately following its approval at the Company's 1997 Annual Meeting of Shareholders. The Plan shall be deemed to have been adopted on the date of such meeting.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                        The undersigned, whose signature appears on the reverse side, hereby appoints J. G. Breen and T. A. Commes, jointly and severally, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as specified, all the shares of Common Stock of The Sherwin-Williams Company held of record by the undersigned on March 3, 1997 at the Annual Meeting of Shareholders to be held on April 23, 1997 (or any adjournment thereof) on Proposals 1, 2 and 3 (with discretionary authority in connection with Proposal 1 to vote for a new nominee if any nominee declines to serve or becomes unavailable to serve) and, in their discretion, on such other business as may properly come before the Annual Meeting of Shareholders.



                                  Nominees for Director:
                                  J. M. Biggar, J. G. Breen, D. E. Collins,
                                  T. A. Commes, D. E. Evans, R. W. Mahoney,
                                  W. G. Mitchell, A. M. Mixon, III, C. E.
                                  Moll, H. O. Petrauskas and R. K.
                                  Smucker.

    YOU ARE ENCOURAGED TO SPECIFY YOUR VOTES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY YOU. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXIES IN CONNECTION WITH SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

    THE SHERWIN-WILLIAMS
           COMPANY

    Sherwin Williams Logo

           COMMON
            STOCK
            PROXY

                                                                SEE REVERSE
                                                                   SIDE

                 PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY
                   CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
--------------------------------------------------------------------------------
                                  DETACH CARD

        [X]   PLEASE MARK YOUR                                      SHARES IN YOUR NAME   REINVESTMENT SHARES
              VOTES AS IN THIS
              EXAMPLE.

                              WITHHELD
                     FOR ALL  AS TO ALL
                    NOMINEES  NOMINEES                          FOR  AGAINST  ABSTAIN                         FOR  AGAINST  ABSTAIN

1. Election of      [ ]       [ ]          2. To amend the      [ ]  [ ]      [ ]       3. To approve the     [ ]  [ ]      [ ]
   Directors                                  1994 Stock Plan.                             1997 Stock Plan
   (see reverse)                                                                           for Nonemployee
                                                                                           Directors.
FOR, except to withhold authority to vote for any individual
Nominee(s), print the name(s) of such Nominee(s) below:                                 4. In their discretion, the Proxies are
                                                                                           authorized to vote upon such other
------------------------------------------------------------                               business as may properly come before
                                                                                           the Annual Meeting.

                                                                                        THE BOARD OF DIRECTORS RECOMMENDS A VOTE
                                                                   Change               FOR PROPOSALS 1, 2 AND 3.
                                                                     of       [ ]
                                                                   Address              (If your address has changed, please mark
                                                                                        the box at left and indicate your new
                                                                                        address below)

                                                                                        -----------------------------------------

                                                                                        -----------------------------------------

                                                                                        -----------------------------------------

                                                                                        NOTE: Please sign exactly as name appears
                                                                                        hereon. Joint owners should each sign.
                                                                                        When signing as attorney, executor,
                                                                                        administrator, trustee or guardian, please
                                                                                        give full title as such. If a corporation,
                                                                                        please sign in full corporate name by
                                                                                        President or other authorized officer.
                                                                                        If a partnership, please sign in
                                                                                        partnership name by authorized person.

  SIGNATURE(S)  _____________________________________________________________  _______________________, 1997
                                                                                       (Date)

  SIGNATURE(S)  _____________________________________________________________  _______________________, 1997
                                                                                       (Date)

                                                                APPENDIX
                                                                (Not Part of
                                                                Proxy Statement)


                          THE SHERWIN-WILLIAMS COMPANY
                                 1994 STOCK PLAN

                     (AMENDED AND RESTATED JANUARY 29, 1997)

         The Sherwin-Williams Company 1994 Stock Plan (the "Plan") is amended and restated effective as of January 29, 1997. The Plan was established effective as of 12:00:01 a.m. on February 16, 1994. The purpose of the Plan is to attract and retain key executive, managerial, technical and professional personnel for The Sherwin-Williams Company and its subsidiaries by providing incentives and rewards for superior performance by such personnel.


                                    ARTICLE I
                                   DEFINITIONS

         As used herein, the following terms shall have the following respective meanings unless the context clearly indicates otherwise:

          1.01 Appreciation Right. A right to receive from the Company, upon surrender of the related stock option, an amount equal to the Spread in accordance with Article IV.

          1.02 Board of Directors. The Board of Directors of the Company.

          1.03 Code. The Internal Revenue Code of 1986, as the same has been or may be amended from time-to-time.

          1.04 Committee. The Compensation and Management Development Committee of the Board of Directors or such other committee composed of not less than three (3) non-employee directors appointed by the Board of Directors.

          1.05 Common Stock. Common Stock of the Company or any security into which such Common Stock may be changed by reason of any transaction or event of the type described in Article VIII.

          1.06 Company. The Sherwin-Williams Company, or its corporate successor or successors.

          1.07 Date of Grant. The date specified by the Board of Directors on which a grant of Option Rights or Appreciation Rights or a grant or sale of Restricted Stock shall become effective

(which date shall not be earlier than the date on which the Board of Directors takes action with respect thereto).

          1.08 Eligible Employees. Persons who are selected by the Board of Directors and who are, at the time such persons are selected, officers (including officers who are members of the Board of Directors) or other key employees of the Company or any of its subsidiaries.

          1.09 Fair Market Value. The average between the highest and the lowest quoted selling price of the Company's Common Stock on the New York Stock Exchange or any successor exchange.

          1.10 ISO. An "incentive stock option" within the meaning of section 422 of the Code.

          1.11 Option Right. The right to purchase a share of Common Stock upon exercise of an option granted pursuant to Article III.

          1.12 Participant. An Eligible Employee named in an agreement evidencing an outstanding Option Right, Appreciation Right, sale or grant of Restricted Stock or stock option granted under any stock option plan heretofore or hereafter approved by the shareholders of the Company.

          1.13 Plan. The Sherwin-Williams Company 1994 Stock Plan, as the same may be amended from time-to-time.

          1.14 Restricted Stock. Shares of Common Stock granted or sold pursuant to Article V as to which neither the substantial risk of forfeiture nor the prohibition or restriction on transfer referenced to therein has lapsed, terminated or been cancelled.

          1.15 Section 16. Section 16 of the Securities Exchange Act of 1934, as the same has been and may be amended from time-to-time.

          1.16 Spread. The excess of the Fair Market Value per share of Common Stock on the date when an Appreciation Right is exercised over the option price provided for in the related stock option.

          1.17 Subsidiary. Any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option Right, Appreciation Right or the grant or sale of Restricted Stock, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

          1.18 Tax Date. The date upon which the tax is first determinable.

                                   ARTICLE II
                             COMMON STOCK AVAILABLE

         2.01 Number of Shares. The shares of Common Stock which may be (a) sold upon the exercise of Option Rights, (b) delivered upon the exercise of Appreciation Rights, or (c) awarded or sold as Restricted Stock and released from substantial risks of forfeiture thereof shall not exceed in the aggregate 2,000,000 shares plus the number of shares of Common Stock authorized pursuant to the 1984 Stock Plan which are not granted pursuant to the 1984 Stock Plan as of the expiration thereof, all subject to adjustment as provided in Articles VII and VIII. Such shares may be shares of original issuance or treasury shares or a combination of the foregoing.

         2.02 Reuse of Shares. If an Option Right or portion thereof shall expire or terminate for any reason without having been exercised in full, or if the rights of a Participant in Restricted Stock shall terminate prior to the lapse of the substantial risk of forfeiture relating thereto, the shares covered by such Option Right or Restricted Stock grant not transferred to the Participant shall be available for future grants of Option Rights and/or Restricted Stock. In the event of a cancellation or amendment of Option Rights or Restricted Stock grants, the Board of Directors may authorize the granting of new Option Rights or Restricted Stock (which may or may not cover the same number of shares which had been the subject of the prior grant) in such manner, at such price and subject to the same terms, conditions and discretions as, under the Plan, would have been applicable had the cancelled Option Rights or Restricted Stock not been granted.


                                   ARTICLE III
                                  OPTION RIGHTS

         3.01 Authorization and Terms. The Board of Directors may, from time-to-time and upon such terms and conditions as it may determine, consistent with the terms of the Plan, authorize the granting of options to Eligible Employees to purchase shares of Common Stock. Each such grant may utilize any or all of the authorizations and shall be subject to all of the applicable limitations set forth in the Plan, including the following:

                    (A) Each grant shall specify the number of shares of Common Stock to which it pertains;

                    (B) Each grant shall specify an option price per share equal to the Fair Market Value per share on the Date of Grant, and that such option price shall be payable in full at the time of exercise of the option either (i) in cash, (ii) by exchanging for the shares to be issued hereunder pursuant to the exercise of the option previously acquired shares of the Company's Common Stock held for such period of time, if any, as the Board of Directors may require and reflect in the stock option certificate (valued at an amount equal to the Fair Market Value of such stock on the date of exercise), or (iii) by a combination of the payment methods specified in clauses (i) and (ii) hereof. The proceeds of sale of

          Common Stock subject to Option Rights are to be added to the general funds of the Company or to the shares of the Common Stock held in treasury and used for the Company's corporate purposes as the Board of Directors shall determine;

                    (C) Successive grants may be made to the same Eligible Employee whether or not any Option Rights previously granted to such Eligible Employee remain unexercised;

                    (D) Each grant shall specify the period or periods of continuous employment by the Participant with the Company or any Subsidiary which is necessary before the Option Rights or installments thereof will become exercisable;

                    (E) The Option Rights may be either (i) options which are intended to qualify under particular provisions of the Code, as in effect from time-to-time, including, but not limited to, ISOs, (ii) options which are not intended to so qualify or (iii) any combination of separate grants of both (i) and (ii) above;

                    (F) The aggregate Fair Market Value of the stock (determined as of the time the option with respect to such stock is granted) for which any Eligible Employee may be granted options which are intended to qualify as ISOs and which are exercisable for the first time by such Participants during any calendar year (under all plans of the Company and its parent and Subsidiary corporations, if any) shall not exceed $100,000;

                    (G) No Option Right shall be exercisable more than ten years from the Date of Grant;

                    (H) Each grant of Option Rights shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to and accepted by the Eligible Employee and containing such terms and provisions, consistent with the Plan, as the Board of Directors may approve; and

                    (I) The maximum number of shares for which Option Rights may be granted to any Eligible Employee during any calendar year shall not exceed 500,000.


                                   ARTICLE IV
                               APPRECIATION RIGHTS

          4.01 Generally. The Board of Directors may from time-to-time grant Appreciation Rights in respect of any or all stock options heretofore or hereafter granted (including stock options simultaneously granted) pursuant to any stock option plan or employment agreement of the Company now or hereafter in effect, whether or not such stock options are at such time exercisable, to the extent that such stock options at such time have not been exercised and have not been terminated. The Board of Directors may define the terms and provisions of such Appreciation Rights, subject to the limitations and provisions of the Plan. The amount which may be due the Participant at the time of the exercise of an Appreciation Right may be paid by the Company in whole shares of Common Stock (taken at their fair market value at the time of exercise), in cash or a combination thereof, as the Board of Directors shall determine.

          4.02 Exercise of Appreciation Rights. An Appreciation Right may be exercised at any time when the related stock option may be exercised by the surrender to the Company, unexercised, of the related stock option. Shares covered by stock options so surrendered shall not be available for the granting of further stock options under any stock option plan of the Company or a Subsidiary, anything in such plan to the contrary notwithstanding.

          4.03 Limitation on Payments. The amount payable on the exercise of any Appreciation Rights may not exceed 100% (or such lesser percentage as the Board of Directors may determine) of the excess of (i) the Fair Market Value of the shares of Common Stock covered by the related option as determined on the date such Appreciation Right is exercised over (ii) the aggregate option price provided for in the related stock option.

          4.04 Termination of Appreciation Right. An Appreciation Right shall terminate and may no longer be exercised upon the earlier of (i) exercise or termination of the related stock option or (ii) any termination date specified by the Board of Directors at the time of grant of such Appreciation Right.

          4.05 Limitation on Number of Appreciation Rights. The maximum number of shares for which Appreciation Rights may be granted to any Eligible Employee during any calendar year shall not exceed 500,000.


                                    ARTICLE V
                                RESTRICTED STOCK

          5.01 Authorization and Terms. The Board of Directors may, from time-to-time and upon such terms and conditions as it may determine, authorize the granting or sale to Eligible Employees of Restricted Stock. Each grant or sale may utilize any or all of the authorizations and shall be subject to all of the following limitations:

                    (A) Each such grant or sale shall constitute an immediate transfer of the ownership of shares of Common Stock to the Participant in consideration of the performance of services and shall entitle such Participant to voting, dividend and other ownership rights, as the Board of Directors may determine, subject, however, to a substantial risk of forfeiture and restrictions on transfer as the Board of Directors may determine;

                    (B) Each such grant or sale may be made without additional consideration or in consideration of a payment by such Participant that is less than the Fair Market Value per share at the Date of Grant;

                  (C) Each such grant or sale shall provide that the shares of Restricted Stock covered by such grant or sale are subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code and the regulations thereunder;

                  (D) Each such grant or sale shall provide that during the period for which the substantial risk of forfeiture is to continue, the transferability of the Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed by the Board of Directors at the Date of Grant; and

                  (E) Each grant or sale of Restricted Stock shall be evidenced by an agreement executed on behalf of the Company by an officer and delivered to and accepted by the Participant and shall contain such terms and provisions, consistent with the Plan, as the Board of Directors may approve.

                  (F) Each grant or sale shall be subject to a vesting requirement. The percentage of the number of shares of Restricted Stock granted to any Participant that such Participant shall be entitled to receive without restriction shall be based upon a comparison of the average return on average equity of the Company and a group of other companies. The number of shares of Restricted Stock which a Participant shall be entitled to receive without restriction shall be determined in accordance with the following table:

                  Average Return on
                  Average Equity Percentile Ranking
                  of the Company Compared                        Percentage of
                  to Group of Other Companies                    Shares Vesting
                  ---------------------------                    --------------

         80th to 100th Percentile ..................................... 100%
         75th to 80th Percentile ......................................  90%
         70th to 75th Percentile ......................................  80%
         65th to 70th Percentile ......................................  70%
         60th to 65th Percentile ......................................  60%
         55th to 60th Percentile ......................................  50%
         50th to 55th Percentile ......................................  40%
         Less than 50th Percentile ....................................   0%

                  The maximum number of shares of Restricted Stock that may be granted to any Eligible Employee during any calendar year shall not exceed 500,000.

                                   ARTICLE VI
                           ADMINISTRATION OF THE PLAN

         6.01 Generally. The Plan shall be administered by the Board of Directors, which may from time-to-time delegate all or any part of its authority under the Plan to a Committee. The members of the Committee shall not be eligible and shall not have been eligible for a period of at least one year prior to their appointment, to participate in the Plan. A majority of the Board of Directors or the Committee, if applicable, shall constitute a quorum, and the action of the members present at any meeting at which a quorum is present, or acts unanimously approved in writing, shall be the acts of the Board of Directors or the Committee, as applicable. No Restricted Stock, Option Right or Appreciation Right shall be granted or sold under the Plan to any member of the Committee so long as his membership continues.

         6.02 Interpretation and Construction. The interpretation and construction by the Board of Directors of any provision of the Plan or of any agreement, notification or document evidencing the grant of Restricted Stock, Option Rights or Appreciation Rights and any determination by the Board of Directors pursuant to any provision of the Plan or of any such agreement, notification or document, made in good faith, shall be final and conclusive. No member of the Board of Directors shall be liable for any such action or determination made in good faith.


                                   ARTICLE VII
                            AMENDMENT AND TERMINATION

         7.01 Amendment of the Plan. The Plan may be amended from time-to-time by the Board of Directors without further approval by the shareholders of the Company unless such amendment (i) increases the maximum number of shares specified in Article II (except that adjustments authorized by Section 8.02 shall not be limited by this provision), (ii) changes the definition of "Eligible Employees" or (iii) causes Rule 16b-3 issued under the Securities Exchange Act of 1934 (or any successor rule to the same effect) to cease to be applicable to the Plan.

         7.02 Amendment of the Agreements. The Board of Directors may cancel or amend any agreement evidencing Restricted Stock, Option Rights or Appreciation Rights granted under the Plan provided that the terms and conditions of each such agreement as amended are not inconsistent with the Plan.

         7.03 Automatic Termination. The Plan will terminate at midnight on February 16, 2003; provided, however, that Option Rights and Appreciation Rights granted on or before that date may extend beyond that date and restrictions imposed on Restricted Stock transferred on or before that date may extend beyond such date.

                                  ARTICLE VIII
                                  MISCELLANEOUS

         8.01 Transferability. No Option Right or Appreciation Right shall be transferable by a Participant other than by will or the laws of descent and distribution. Option Rights and Appreciation Rights shall be exercisable during the Participant's lifetime only by the Participant. No right or interest of any Participant granted under the Plan shall be subject to alienation, anticipation, encumbrance, garnishment, attachment, any lien, obligation or liability of such Participant, or execution or levy of any kind, voluntary or involuntary, except as provided herein or required by law.

         8.02 Adjustments. The Board of Directors may make or provide for such adjustments in the exercise price, sale price and the number or kind of shares of the Company's Common Stock or other securities covered by outstanding Option Rights, Appreciation Rights or Restricted Stock grants as such Board of Directors in its sole discretion, exercised in good faith, may determine is equitably required to prevent dilution or enlargement of the rights of Participants that would otherwise result from (i) any stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (ii) any merger, consolidation, separation, reorganization or partial or complete liquidation, or (iii) any other corporate transaction or event having an effect similar to any of the foregoing. The Board of Directors may also make or provide for such adjustments in the number or kind or shares of the Company's Common Stock or other securities which may be sold or transferred under the Plan and in the maximum number of shares that may be purchased or received by any person, as such Board of Directors in its sole discretion, exercised in good faith, may determine is appropriate to reflect any event of the type described in clauses (i) and/or (ii) of the preceding sentence.

         8.03 Fractional Shares. The Company shall not be required to sell or transfer any fractional share of Common Stock pursuant to the Plan. The Board of Directors may provide for the elimination of fractions or for the settlement of fractions in cash.

         8.04 Withholding Taxes. The Company shall have the right to deduct from any transfer of shares or other payment under this Plan an amount equal to the Federal, state and local income taxes and employment taxes required to be withheld by it with respect to such transfer and payment and, if the cash portion of any such payment is less than the amount of taxes required to be withheld, to require the Participant or other person receiving such transfer or payment, to pay to the Company the balance of such taxes so required to be withheld. Notwithstanding the foregoing, when a Participant is required to pay to the Company an amount required to be withheld under applicable income and employment tax laws, the Participant may elect to satisfy the obligation, in whole or in part, by electing to have withheld, from the shares required to be delivered to the Participant, shares of Common Stock having a value equal to the amount required to be withheld (except in the case of Restricted Stock where an election under Section 83(b) of the Code has been made), or by delivering to the Company other shares of Common Stock held by such Participant. The shares used for tax withholding settlement will be valued at an amount equal to the Fair Market Value of such Common Stock on the Tax Date. Election by a Participant to have shares withheld or to deliver other shares of Common Stock for this purpose will be subject to the following restrictions: (i) such election must be made prior to the Tax Date, (ii) such election will be irrevocable, and (iii) such election will be subject to the disapproval of the Board of Directors.

          8.05 Not an Employment Contract. This Plan shall not confer upon any Eligible Employee or Participant any right with respect to continuance of employment with the Company or any Subsidiary, nor shall it interfere in any way with any right such Eligible Employee, Participant, the Company or any Subsidiary would otherwise have to terminate such Participant or Eligible Employee's employment at any time.

          8.06 Invalidity of Provisions. Should any part of the Plan for any reason be declared by any court of competent jurisdiction to be invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall continue in full force and effect as if the Plan had been adopted with the invalid portion hereof eliminated, it being the intention of the Company that it would have adopted the remaining portion of the Plan without including any such part, parts or portion which may for any reason be hereafter declared invalid.

          8.07 Effective Date. The Plan became effective at 12:00:01 a.m. on February 16, 1994 following its approval at the April 28, 1993 Annual Meeting of Shareholders of the Company by the affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy, and entitled to vote thereat. The Plan shall be deemed to have been adopted on the date of such meeting.